EXECUTION COPY

______________________________

PURCHASE AND SALE AGREEMENT

among

Meritor France

SELLER

and

ArvinMeritor, Inc.

SELLER GUARANTOR

and

81 Acquisition LLC

BUYER

Dated as of August 3, 2010

______________________________

Appendices

Appendix A	Acquired Companies and JV Companies and Acquired Company Shares and JV Company Shares
Appendix B	Business Locations; Owned Business Real Property and Leased Business Real Property
Appendix C	Business Intellectual Property
Appendix D	Certain Excluded Computer Software and Software Licenses and Computer Hardware
Appendix E	Certain Excluded Contracts and Other Assets
Appendix F	Knowledge Definition
Appendix G	Trade Working Capital Adjustments
Appendix H	Year End Trade Working Capital Statement
Appendix I	Pre-Closing Reorganization Transactions
Appendix J	Certain Permitted Encumbrances
Appendix K	Excluded Tangible Personal Property

Exhibits

Exhibit A	[RESERVED]
Exhibit B	Shared Intellectual Property License Agreement
Exhibit C	Note
Exhibit D	Deposit Escrow Agreement

          THIS PURCHASE AND SALE AGREEMENT is made and entered into as of August 3, 2010 by and between:

          MERITOR FRANCE, a societe en nom collectif organized under the laws of France (“Seller”),

          ARVINMERITOR, INC., a corporation organized under the laws of the State of Indiana (“Seller Guarantor”), and

          81 ACQUISITION LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”).

Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the respective meanings set forth or referred to in Article I.

BACKGROUND

          A. Seller owns all of the Acquired Parent Shares. Acquired Parent Company owns or will own, directly or indirectly, all of the other Acquired Company Shares and the JV Company Shares.

          B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, and accept the transfer and assignment of, the Acquired Parent Shares, all on the terms and subject to the conditions set forth in this Agreement.

TERMS

          In consideration of the mutual covenants and undertakings contained in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Specific Definitions. As used in this Agreement and any Appendix or Exhibit to this Agreement, the following capitalized terms have the meanings set forth or referred to in this Section.

          “Accounting Principles and Practices” means the accounting principles, policies, procedures, methods and practices, including the same management judgments, estimates, definitions, treatments, forecasts and practices consistently applied as were made and given for the purposes of and reflected in the Financial Information.

          “Acquired Company” means the Acquired Parent Company or one of the other companies identified on Appendix A as an “Acquired Company” as the context indicates, and “Acquired Companies” means any two or more of them as the context indicates.

          “Acquired Company Shares” means the Acquired Parent Shares and/or the shares of capital stock or other ownership interests of the other Acquired Companies identified on Appendix A as the “Acquired Company Shares” as the context indicates.

          “Acquired Parent Company” means Body Systems Holdings Netherlands, B.V., a Netherlands company.

          “Acquired Parent Shares” means all of the outstanding shares of capital stock of Acquired Parent Company.

          “Adjustment Items” has the meaning set forth in Section 2.4(e).

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          “Agreement” means this Purchase and Sale Agreement, including the Appendices, the Seller Disclosure Letter and the Buyer Disclosure Letter.

          “Allocation Schedule” has the meaning set forth in Section 6.10(a).

          “Ancillary Agreements” means the Shared Intellectual Property License Agreement, the Transition Services Agreement, the Deposit Escrow Agreement and the Note.

          “Appropriate Remediation Standard” has the meanings set forth in Section 10.8(d).

          “Base Amount” has the meaning set forth in Section 2.2(a).

          “Business” means the business of designing, developing, manufacturing, remanufacturing, assembling, selling, distributing, and servicing latches and actuators for doors, tailgates, trunks, and hoods; window motors; window regulators; door modules; tilt and slide sunroofs; large opening systems (LOS) for roofs; and other roof systems, in each case for passenger cars, light- and medium-duty truck and sport utility vehicles as conducted by Seller Guarantor’s Body Systems division as of the date hereof.

          “Business Assets” means all of the assets owned, leased or licensed by the Acquired Companies existing at the Effective Time that are Related to the Business, but excluding in any event the Business Excluded Assets. Without limiting the foregoing, the Business Assets include the following except to the extent any of the following are included in the Business Excluded Assets:

     (i) Cash and Restricted Cash;

     (ii) the Owned Business Real Property;

     (iii) all rights in the Leased Business Real Property;

     (iv) the Business Inventory;

     (v) the Business Receivables;

     (vi) the Business Tangible Personal Property;

     (vii) all rights in Customer Tooling and Engineering Recovery Amounts;

     (viii) the Business Intellectual Property;

     (ix) all rights under the Business Contracts;

     (x) all rights to the Business Computer Software and Software Licenses;

     (xi) the Business Books and Records;

     (xii) all claims and counterclaims against any other Person as to express and implied warranties from manufacturers, vendors and suppliers, if any, to the extent they are related to the Business Assets (but only to the extent any such claim does not relate to, or constitute a defense or counterclaim as to, any Business Excluded Asset);

     (xiii) all Permits, including Environmental Permits, Related to the Business;

     (xiv) all claims, counterclaims, deposits, refunds and prepaid items Related to the Business or related to the Business Assets (but only to the extent any such claim, counterclaim, refund or prepaid item does not relate to, or constitute a defense or counterclaim as to, any Business Excluded Asset or any business other than the Business);

     (xv) in the case of an Acquired Company, all Intercompany Acquired Company Indebtedness owed to it by another Acquired Company or a JV Company;

     (xvi) in the case of an Acquired Company, all Intercompany Acquired Account Balances owed to it by another Acquired Company or a JV Company; and

     (xvii) the telephone numbers and fax numbers Related to the Business, and the goodwill and going-concern value of the Business.

          “Business Books and Records” means all sales order files, distributor files, engineering and product files, purchase order files, manufacturing records, test specifications and validation procedures, client and customer lists, supplier lists, pricing information, sales and promotional literature, and business files that are Related to the Business, and books and records pertaining to the Business Employees, or copies thereof to the extent the same are required under applicable Laws to be retained by Seller or a Seller Affiliate.

          “Business Computer Software and Software Licenses” means computer software and software licenses Related to the Business other than the Excluded Computer Software and Software Licenses.

          “Business Contract” or “Business Contracts” means all contracts, agreements, open purchase orders, leases, subleases, licenses and commitments, written or oral, to which any Acquired Company is a party or which are applicable to the Business. For greater clarity, Business Contracts includes “Shared Contracts” to the extent applicable to the Business.

          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are authorized or obligated by Law to not open or remain closed.

          “Business Employees” has the meaning set forth in Section 7.1(a).

          “Business Excluded Assets” means assets owned, leased or licensed by (a) Seller or any Seller Affiliate or (b) any Acquired Company which are not Related to the Business (whether or not owned by or titled in the name of an Acquired Company and whether or not an Acquired Company has any right, title or interest). Without limiting the generality of the foregoing and whether or not included in the foregoing definition, the Business Excluded Assets include the following:

     (i) all refunds, overpayments, payments or deposits of Taxes to the extent that the refunds, overpayments, payments or deposits of Taxes relate to a Business Excluded Asset or to which Seller is entitled under Article VI;

     (ii) all Tax Returns of Seller and Seller Affiliates;

     (iii) except as expressly provided in Article VII, all Seller Benefit Plans and other benefit plans being retained by Seller or a Seller Affiliate and assets and rights relating thereto;

     (iv) all furniture, fixtures, furnishings, machinery, vehicles, tooling, equipment and other tangible personal property:

          (1) owned, leased or licensed by Seller or any of Seller’s Affiliates;

          (2) owned, leased or licensed by any of the Acquired Companies and specifically listed in Appendix K; or

          (3) located in Troy, Michigan.

     (v) all Excluded Intellectual Property;

     (vi) all Excluded Computer Software and Software Licenses;

     (vii) all computer hardware, stored data, and documentation:

          (1) owned or licensed by Seller or any of Seller’s Affiliates; or

          (2) owned or licensed by any of the Acquired Companies and listed in Appendix D;

     (viii) all Seller Guarantor Trademarks and Logos;

     (ix) all rights or benefits pursuant to any insurance policies (intercompany, self-insurance or otherwise), except to the extent set forth in Section 5.13(b), and all rights to refunds of insurance payments, premiums and deposits;

     (x) all rights in respect of asserted or unasserted causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occur prior to, at or following the Effective Time if the same arose, arise out of, or are related to, any of the Business Excluded Assets, whether arising by way of counterclaim or otherwise;

     (xi) all Permits, including Environmental Permits, which are not Related to the Business;

     (xii) (A) all Books and Records other than the Business Books and Records and (B) all Business Books and Records which relate to a Business Excluded Asset or which Seller or a Seller Affiliate is required to retain pursuant to Law (provided a copy of such Books and Records shall be made available to Buyer pursuant to Buyer’s reasonable request and cost);

     (xiii) all Credit Support Arrangements, including letters of credit posted with, or in favor of, any Governmental Authority to support any financial responsibility or bonding requirements;

     (xiv) any rights to corporate resources and services provided by Seller or a Seller Affiliate, including corporate, legal, insurance, human resources, finance, accounting, tax, treasury, internal audit, communications, facilities management, environmental, engineering, employee safety, business intelligence, flight operations and administrative services (but, for greater certainty, the foregoing does not limit the services to be provided to Buyer and the Acquired Companies under the Transition Services Agreement); and

     (xv) all contracts, assets and rights that are Related to the Business and are listed in Appendix E.

          “Business Intellectual Property” means the Intellectual Property owned or licensed by an Acquired Company or being transferred or assigned to an acquired Company as part of the Pre-Closing Reorganization Transactions, including the Intellectual Property specifically identified in Appendix C. For greater certainty, Business Intellectual Property includes the Business Trademarks and Logos but does not include the Seller Guarantor Trademarks and Logos or the other Excluded Intellectual Property.

          “Business Inventory” means all inventory, merchandise, raw materials, work-in-process, finished goods, packaging, labels and supplies (including in-transit inventory for which title has passed to an Acquired Company and any prepaid deposits) owned by an Acquired Company that are Related to the Business, all determined in accordance with the Accounting Principles and Practices.

          “Business Location” means a facility identified on Appendix B as a Business Location as the context indicates and “Business Locations” means any of two or more of them as the context indicates.

          “Business Payables” means the trade accounts payable owed by an Acquired Company that are Related to the Business, as of any determination date under this Agreement, excluding such trade and non-trade accounts payable for products or services provided by Seller, a Seller Affiliate, an Acquired Company or a JV Company, to an Acquired Company, all determined in accordance with the Accounting Principles and Practices.

          “Business Real Property” means, collectively, the Owned Business Real Property and the Leased Business Real Property.

          “Business Receivables” means the trade accounts receivable owned by an Acquired Company that are Related to the Business, as of any determination date under this Agreement, excluding such trade and non-trade accounts receivables for products or services provided by an Acquired Company to Seller, a Seller Affiliate, an Acquired Company or a JV Company, all determined in accordance with the Accounting Principles and Practices.

          “Business Trademarks and Logos” means the trademarks, service marks, trade names and logos specifically identified in Appendix C.

          “Business Tangible Personal Property” means all of the equipment, machinery, Computer Hardware, tooling (including tooling located at suppliers’ places of business but excluding Customer Tooling and Engineering Recovery Amounts), furniture, fixtures, and other tangible personal property that is owned by an Acquired Company and is Related to the Business; provided that Business Tangible Personal Property does not include any of the Excluded Business Assets. For clarification, Business Tangible Personal Property does not include the Business Inventory.

          “Buyer” has the meaning set forth in the preamble and also includes a wholly owned Affiliate of the Buyer identified in the preamble to which such Buyer assigns any of its rights or delegates and of its obligations under this Agreement pursuant to Section 11.7.

          “Buyer’s Benefit Plans” has the meaning set forth in Section 7.5(a).

          “Buyer Disclosure Letter” means the disclosure letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

          “Buyer Guarantor” means Inteva Products, LLC, a Delaware limited liability company.

          “Buyer Guaranty” has the meaning set forth in Section 11.22.

          “Buyer Indemnitees” has the meaning set forth in Section 6.3(a).

          “Buyer Non-Solicit Period” has the meaning set forth in Section 5.9(c).

          “Buyer Parties” has the meaning set forth in Section 10.2(a).

          “Buyer’s Objection” has the meanings set forth in Section 2.4(f).

          “Buyer’s Review Period” has the meaning set forth in Section 2.4(f).

          “Cap Amount” has the meaning set forth in Section 10.4.

          “Carrier Reimbursement” has the meaning set forth in Section 5.13(b).

          “Cash” means (i) all cash and cash equivalents, wherever located, including bank balances and cash and cash equivalents in bank accounts, monies in the possession of any banks, savings and loans or trust companies and similar cash items on hand at the Effective Time and (ii) investment securities and other short- and medium-term investments, but in all cases Cash shall be calculated net of Restricted Cash.

     “Cash Adjustment Amount” has the meaning set forth in Section 2.3(b).

     “Claim Notice” has the meaning set forth in Section 10.3.

     “Closing” has the meaning set forth in Section 2.5(a).

          “Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

          “Closing Cash Amount” has the meaning set forth in Section 2.4(c)(i).

          “Closing Date” has the meaning set forth in Section 2.5(a).

          “Closing Date Interest Rate” means six percent (6.0%) per annum.

          “Closing Deadline” has the meaning set forth in Section 11.1(b).

          “Closing Indebtedness Amount” has the meaning set forth in Section 2.4(c)(ii).

          “Closing Intercompany Seller Account Balances” has the meaning set forth in Section 2.4(c)(iii).

          “Closing Intercompany Seller Indebtedness” has the meaning set forth in Section 2.4(c)(iv).

          “Closing Payment” has the meaning set forth in Section 2.2(b)(i).

          “Closing Trade Working Capital” has the meaning set forth in Section 2.4(b).

          “Closing Trade Working Capital Amount” has the meaning set forth in Section 2.4(b).

          “Closing Trade Working Capital Statement” has the meaning set forth in Section 2.4(b).

          “COBRA” has the meaning set forth in Section 7.3.

          “Code” means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

          “Collateral Source” has the meanings set forth in Section 10.5.

          “Competition Law” means any antitrust, merger control, competition or similar Law.

          “Competition Law Filings” has the meaning set forth in Section 5.2(b).

          “Computer Hardware” means physical devices such as disks, personal computers, printers, servers, switches, packet shapers, firewalls, and storage drives which comprise a computer or computer system not directly linked to a manufacturing process.

          “Confidential Information” means any and all of the following information in any form, and howsoever obtained, whether in writing, orally, electronically, visually or otherwise, or otherwise made available by observation, inspection, or otherwise:

     (i) all information that is a trade secret under applicable trade secret law, including trade secrets as defined under the Uniform Trade Secrets Act as adopted in the State of New York;

     (ii) all information concerning prices, product specifications, data, knowhow, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists or identities, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and software and database technologies, systems, structures and architectures;

     (iii) all information concerning the business and affairs of the Person in question (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented);

     (iv) all information in documents or other materials marked “confidential” or “proprietary;”

     (v) all information provided by a third party that is subject to any known duty of confidentiality; and

     (vi) all notes, analyses, compilations, studies, summaries and other material to the extent containing or based, in whole or in part, upon any information included in the foregoing parts of this definition.

          “Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

          “Controlled Group Liabilities” has the meaning set forth in Section 3.13(b)(ii)(B).

          “CPA Firm” has the meaning set forth in Section 2.4(g).

          “Credit Support Arrangements” has the meaning set forth in Section 5.11.

          “Customer Tooling and Engineering Recovery Amounts” means (1) all tooling to be owned by a customer or supplier to the Business and as to which an Acquired Company has any right or Liability, and (2) all engineering and pre-production costs for which an Acquired Company has the right to recovery from a customer or supplier to the Business. For further clarity, the value of Customer Tooling and Engineering Recovery Amounts is equal to (a) unbilled tooling and (b) unamortized tooling as presented in the Financial Information.

          “D&O Indemnified Parties” means, collectively, the present and former (and any individuals who may become prior to the Effective Time) directors or officers of the Acquired Companies.

          “Deductible Amount” has the meaning set forth in Section 10.4.

          “Deposit Amount” means the amount of Ten Million Dollars ($10,000,000) to be paid to the Escrow Agent not later than the Escrow Deposit Deadline, plus any interest and other earnings thereon, to be held and disbursed in accordance with the Deposit Escrow Agreement.

          “Deposit Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among Buyer, Seller Guarantor and the Escrow Agent substantially in the form of Exhibit D.

          “Effect” has the meaning set forth in the definition of Material Adverse Effect.

          “Effective Time” means the first moment on the Closing Date.

          “Encumbrances” means any liens, charges, hypothecations, security interests, pledges, mortgages or other encumbrances of any kind.

          “Environment” means air, surface water, groundwater, or land, including land surface and subsurface, and including all fish, wildlife, biota and all other natural resources.

          “Environmental Authority” means any Governmental Authority having responsibility for Hazardous Substances under Environmental Law.

          “Environmental Law” means any Law, authorization, license, permit, order, judgment, decree or injunction from any Governmental Authority (including common laws) relating to (a) the protection of public health or the Environment or (b) the presence, transportation, recycling, storage, treatment, use, handling, disposal, Release or threat of Release, or Management of Hazardous Substances, in each such case which has the force of law and is in force at the date of this Agreement.

          “Environmental Permits” has the meaning set forth in Section 3.16(a).

          “Environmental Reports” has the meaning set forth in Section 3.16.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” has the meaning set forth in Section 3.13(b)(ii)(B).

          “Escrow Agent” means JPMorgan Chase Bank, N.A.

          “Escrow Deposit Deadline” has the meaning set forth in Section 5.28.

          “Estimated Cash Amount” has the meaning set forth in Section 5.17(a).

          “Estimated Indebtedness Amount” has the meaning set forth in Section 5.17(a).

          "Estimated Intercompany Adjustment Amount" has the meaning set forth in Section 2.3(e).

          “Estimated Intercompany Seller Account Balances Amount” has the meaning set forth in Section 5.17(a).

          “Estimated Section 5.25 Amount” has the meaning set forth in Section 5.25.

          “Estimated Intercompany Seller Indebtedness Amount” has the meaning set forth in Section 5.17(a).

          “Estimated Trade Working Capital Amount” has the meaning set forth in Section 5.17(a).

          “Excess Amount” has the meaning set forth in Section 2.2(b).

          “Excluded Computer Hardware” means all Computer Hardware (a) which is not owned by an Acquired Company or (b) which is owned by an Acquired Company and is identified on Appendix D.

          “Excluded Computer Software and Licenses” means all computer software and software licenses (a) which are not owned by an Acquired Company or (b) which is owned by an Acquired Company and is identified on attached Appendix D.

          “Excluded Intellectual Property” means all Intellectual Property (a) which is not owned by an Acquired Company or (b) which is owned by an Acquired Company and is identified on Appendix D. The Shared Intellectual Property and the Seller Guarantor Trademarks and Logos are included in the Excluded Intellectual Property.

          “Existing Materials” has the meaning set forth in Section 5.5(b).

          “Final Closing Balance Sheet” has the meaning set forth in Section 2.4(h).

          “Final Closing Cash Amount” has the meaning set forth in Section 2.4(h).

          “Final Closing Indebtedness Amount” has the meaning set forth in Section 2.4(h).

          “Final Closing Intercompany Seller Account Balances” has the meaning set forth in Section 2.4(h).

          “Final Closing Intercompany Seller Indebtedness” has the meaning set forth in Section 2.4(h).

          “Final Closing Trade Working Capital” has the meaning set forth in Schedule 2.4(h).

          “Final Closing Trade Working Capital Amount” has the meaning set forth in Schedule 2.4(h).

          “Final Determination” means (i) with respect to U.S. federal income taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, (ii) with respect to Taxes other than U.S. federal income taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

          “Final Section 5.25 Amount” has the meaning set forth in Section 5.25.

          “Financial Information” has the meaning set forth in Section 3.3.

          “Foreign Benefit Plans” has the meaning set forth in Section 3.13(a).

          “GAAP” means United States generally accepted accounting principles consistently applied.

          “Governmental Authority” means any United States, foreign or supranational (including the European Union), national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Grade 14” means a junior executive with a title of director, general manager, vice president or senior director.

          “Hard Tooled” has the meaning set forth in Section 5.5(c).

          “Hazardous Substance” means any hazardous, toxic or polluting substance, material or waste, including petroleum or any derivative or by-products thereof, radioactive materials and polychlorinated biphenyls, or any other chemical, material or substance that is regulated by Environmental Laws.

          “Indebtedness” means, without duplication, the following: (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by a note, bond or debenture or similar instrument, (c) any indebtedness under capital leases and (d) any interest, principal, prepayment penalty, fees or expenses to the extent owed in respect of those items listed in clauses (a) through (c) of this definition. For greater certainty, Indebtedness does not include any accounts payable, letters of credit, guarantees, other credit support arrangements, any factoring or factoring program obligations, or any similar or equivalent arrangement or instrument, unfunded pension liabilities, other post-employment liabilities, product warranty liabilities, incurred but not reported (IBNR) workers compensation liabilities, customer dispute liabilities, incentive/performance and other compensation liabilities, or contract price adjustment liabilities regardless of any of their classifications under the Accounting Principles and Practices or otherwise.

          “Indebtedness Adjustment Amount” has the meaning set forth in Section 2.3(d).

          “Indemnifiable Tax” has the meaning set forth in Section 6.7(a).

          “Indemnified Party” means the Party entitled to indemnification pursuant to Article X.

          “Indemnifying Party” means the Party required to indemnify the other Party pursuant to Article X.

          “Individual Claim Threshold” has the meaning set forth in Section 10.4.

          “Intellectual Property” means all rights in any of the following: (a) patents, patent applications and inventions and discoveries that may be patentable (“Patents”); (b) trademarks, servicemarks, applications for the foregoing and tradenames (“Trademarks”); (c) registered and unregistered copyrights in both published works and unpublished works (“Copyrights”); and (d) knowhow and trade secrets.

          “Intercompany Acquired Company Account Balances” means, without duplication, balances of all trade and non-trade intercompany accounts between and among an Acquired Company or a JV Company and an Acquired Company or JV Company with respect to the Business, determined in accordance with GAAP.

          “Intercompany Acquired Company Indebtedness” means, without duplication, all Indebtedness of an Acquired Company or JV Company to an Acquired Company or JV Company.

          “Intercompany Difference Amount” has the meaning set forth in Section 2.3(e).

          “Intercompany Indebtedness” means Intercompany Acquired Company Indebtedness and Intercompany Seller Indebtedness.

          “Intercompany Seller Account Balances” means, without duplication, the balances of all trade and non-trade intercompany accounts between Seller or a Seller Affiliate and an Acquired Company with respect to the Business, determined in accordance with the Accounting Principles and Practices. For greater certainty, Intercompany Seller Account Balances do not include any Intercompany Acquired Company Account Balances. Solely for purposes of calculating the Intercompany Adjustment Amount, an Intercompany Seller Account Balance that is owed by Seller or a Seller Affiliate to an Acquired Company will be deemed to be a positive number and an Intercompany Seller Account Balance that is owed by an Acquired Company to Seller or a Seller Affiliate will be deemed to be a negative number.

          “Intercompany Seller Indebtedness” means, without duplication, (a) all Indebtedness of an Acquired Company to Seller or a Seller Affiliate and (b) all Indebtedness of Seller or a Seller Affiliate to an Acquired Company. For greater certainty, Intercompany Seller Indebtedness does not include any Intercompany Acquired Company Indebtedness. Solely for purposes of calculating the Intercompany Adjustment Amount, an Intercompany Seller Indebtedness under (a) above will be deemed to be a negative number and an Intercompany Seller Indebtedness under (b) above will be deemed to be a positive number.

          “Interim Trade Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(a).

          “IP Contracts” has the meaning set forth in Section 3.14(b).

          “IRS” means the United States Internal Revenue Service.

          “JV Company” means one of the companies identified as a JV Company on Appendix A as the context indicates, and “JV Companies” means any two or more of them as the context indicates.

          “Knowledge” means, in the case of Seller, the actual knowledge after reasonable inquiry of the persons listed in Appendix F.

          “Law” means any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

          “Leased Business Real Property” means the Real Property described on Appendix B as the “Leased Business Real Property”.

          “Liabilities” of a Person means any liability, obligation, or debt of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of the Person.

          “Loss” and “Losses” have the meanings set forth in Section 10.2(a).

          “Management of Hazardous Substances” (or its correlative terms) means any use, possession, generation, treatment, storage, recycling, transportation or disposal or arrangement for disposal or distribution of Hazardous Substances.

          “Material Adverse Effect” means any change, effect, event, occurrence or state of facts (each an “Effect”) that, individually or in the aggregate, is materially adverse to the financial condition or results of operations of the Business as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period; (b) any adverse Effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements or to Buyer or any of its Affiliates or its or their participation in any of the transactions contemplated by this Agreement or the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption of, adverse change in, or actions taken in respect of, supplier, distributor, partner, joint venture or similar relationships, adverse actions taken by employees individually or collectively, or any loss of employees); (c) any adverse Effect attributable to conditions affecting the economy or political or financial market conditions of any country where the Business has operations or sales, to the extent such Effect does not disproportionately affect the Business compared to comparable businesses in such country; (d) any adverse Effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the Ancillary Agreements (including any adverse Effect that results from Buyer’s refusal to permit Seller, any Acquired Company or JV Company to take any of the actions itemized in Section 5.3); (e) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in Laws or the interpretation or enforcement thereof; (f) any adverse Effect arising from or relating to actions required to be taken under Laws or Material Business Contracts, (g) any adverse Effect attributable to Buyer’s (or its Affiliate’s) negotiations with PHA, Hyundai or Kia, or (h) any adverse Effect attributable to Buyer or its participation in the transactions contemplated by this Agreement. References in this Agreement to dollar amount thresholds will not be deemed to be evidence of a Material Adverse Effect or materiality.

         “Material Business Contracts” has the meaning set forth in Section 3.9(b).

          “Net Adjustment Amount” has the meaning set forth in Section 2.3(e).

          “Non-Business Employee Liabilities” has the meaning set forth in Section 7.1(e).

          “Non-Required Testing” has the meaning set forth in Section 10.8(f).

          “Note” means the promissory note in the principal amount of the Note Amount to be made by Buyer in favor of Seller substantially in the form of Exhibit C.

          “Note Amount” means $15,000,000.

          “Notice Period” has the meaning set forth in Section 10.3.

          “Owned Business Real Property” means the Real Property described on Appendix B as “Owned Business Real Property.”

          “PHA” has the meaning set forth in Section 5.32.

          “PHA JV” has the meaning set forth in Section 5.32.

          “Party” means Buyer or Seller and “Parties” means both of them, and in each case will include their respective successors and permitted assigns.

          “Pension Plan” has the meaning set forth in Section 3.13(b)(ii)(E).

          “Performing Party” has the meaning set forth in Section 10.8(a).

          “Permitted Activities” means any of the business or activities described in Section 5.9(a) of the Seller Disclosure Letter.

          “Permits” means all licenses, permits, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

          “Permitted Encumbrances” means and includes:

          (a) in the case of any Real Property or interest in Real Property (i) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies and the like, of record or otherwise, made known, ascertainable by an inspection of the Real Property or the competent land register or the equivalent property record system; (ii) zoning, building, subdivision and other statutory or regulatory conditions and restrictions; (iii) Encumbrances for Taxes and assessments not yet due and payable; (iv) charges, notices, orders, restrictions, agreements, conditions, regulations or other matters arising under the enactments from time to time in force relating to town and county planning or highway legislation; (v) local land charges (whether or not registered before the date of this Agreement) and matters capable of registration as local land charges; (vi) notices, orders, demands, proposals or requirements of any Governmental Authority or statutory undertaker or other competent body or person whether made before, on or after the date of this Agreement; (vii) public or private rights of way, water, light, air and other rights, easements, quasi-easements, Liabilities and public rights whatsoever and Liabilities to repair or to contribute toward the cost of repair of roads, passages, sewers, drains, fences or other items (but without liability on Seller to provide evidence of such liability to repair or contribute); (vii) discrepancies, conflicts in boundary lines, shortages in area, encroachments, or other facts which a correct survey would disclose; (viii) defects of title or restrictions that do not materially and adversely impair the title or use of such Real Property; and (ix) any Encumbrance identified on Appendix J; and

          (b) in the case of any of the Business Assets, (i) Encumbrances for Taxes and assessments not yet due and payable; (ii) Encumbrances which do not materially restrict or impair the use of the Business Assets for the Business; (iii) Encumbrances arising or imposed under applicable Law, (iv) defects of title or restrictions that do not materially and adversely impair the title or use of such Business Asset and (v) Encumbrances identified on Appendix J; and

          (c) in the case of the Acquired Company Shares or JV Company Shares, (i) Encumbrances arising under applicable Law; (ii) Encumbrances arising under the charter, governing or joint venture documents applicable to the Acquired Company or JV Company and (iii) Encumbrances identified on Appendix J.

          “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

          “Phase-Out Period” has the meaning set forth in Section 5.5(b).

          “Plans” has the meaning set forth in Section 3.13(b)(ii)(D).

          “Post-Closing Period” means any taxable period (or portion thereof, including the portion of a Straddle Period that begins on the date after the Closing Date) beginning after the close of business on the Closing Date.

          “Pre-Closing Period” means any taxable period (or portion thereof, including the portion of the Straddle Period prior to the close of business on the the Closing Date) ending on, or before the close of business of, the Closing Date.

          “Pre-Closing Products” means any products shipped by an Acquired Company prior to the Effective Time.

          “Pre-Closing Reorganization Agreements and Instruments” means all of the agreements and instruments relating to the Pre-Closing Reorganization Transactions.

          “Pre-Closing Reorganization Transactions” means the transactions described in Appendix I.

          “Prior Period Tax Returns” has the meaning set forth in Section 6.1.

          “Property Taxes” has the meaning set forth in Section 6.2(b).

          “Purchase Price” has the meaning set forth in Section 2.2(a).

          “Real Property” means the land, buildings and real property improvements owned or leased by the Acquired Companies and located at the Owned Business Real Property or the Leased Business Real Property as the context indicates.

          “Real Property Laws” has the meaning set forth in Section 3.5(b).

          “Recall Campaign” means any offer, voluntarily or pursuant to an order or decree of a Governmental Authority, by the manufacturer of the vehicles on which Pre-Closing Products, or any parts, components or systems incorporating Pre-Closing Products are installed, to owners of such vehicles to provide remedial action to address a defect that relates to the Pre-Closing Products or the failure of the Pre-Closing Products to comply with any applicable Law.

          “Related to the Business” means, with respect to any asset, right, claim, contract, commitment or Liability of Seller, a Seller Affiliate or an Acquired Company, that such asset, right, claim, contract, commitment or Liability:

          (i) is an asset that was used in the Business for more than 75% of its total usage during the past twelve months (or if less than twelve months, during the entire period it was owned by Seller, a Seller Affiliate or an Acquired Company); or

          (ii) arises or arose exclusively from, or is or was related exclusively to, the Business or the operation or conduct of the Business.

          In addition, where this Agreement uses the phrase “to the extent related to the Business” with respect to any commitment or Liability of Seller, a Seller Affiliate or an Acquired Company, that phrase means the portion of the commitment or Liability that arises or arose from, or is or was related to, the Business or the operation or conduct of the Business.

          “Release” means any spill, leak, discharge, disposal, pumping, pouring, emitting, seeping, placing, emptying, injecting, leaching, dumping or escape of a Hazardous Substance into the Environment.

          “Response Action” has the meaning set forth in Section 10.8(a).

          “Restricted Activities” means any of the business or activities described in Section 5.9(b) of the Seller Disclosure Letter.

          “Restricted Cash” means all cash and cash equivalents held by ArvinMeritor CVS (Shanghai) Ltd., Meritor LVS Zhenjiang (II) Co., Ltd., Arvin Innovation Automotive Systems Changchun Company Limited, or ArvinMeritor do Brasil Comercio de Sistemas de Portas Ltda., including bank balances and cash and cash equivalents in bank accounts, monies in the possession of any banks, savings and loans or trust companies and similar cash items on hand at the Effective Time which is prohibited under applicable Law from being immediately distributed to a shareholder outside of China or Brazil.

          “Scheduled Litigation” has the meaning set forth in Section 10.2(a).

          “Section 5.25 Action” has the meaning set forth in Section 5.25.

          “Section 5.25 Transfer Taxes” has the meaning set forth in Section 5.25.

          “Securities Act” has the meaning set forth in Section 4.7.

          “Seller” has the meaning set forth in the preamble and also includes a wholly owned Affiliate of the Seller identified in the preamble to which such Seller assigns any of its rights or delegates and of its obligations under this Agreement pursuant to Section 11.7.

          “Seller Affiliate” means an Affiliate controlled by Seller Guarantor but does not include an Acquired Company or a JV Company whether or not otherwise constituting an Affiliate controlled by Seller Guarantor.

          “Seller Benefit Plans” has the meaning set forth in Section 7.1(e)(i).

          “Seller Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and any update to the disclosure letter or updated disclosure letter delivered by Seller to Buyer at or prior to the Closing Date pursuant to Section 11.9.

          “Seller Guarantor” has the meaning set forth in the preamble.

          “Seller Guarantor Trademarks and Logos” means the names “Arvin”, “Meritor” and “ArvinMeritor” and any trade names, trademarks, identifying logos or service marks employing the words “Arvin”, “Meritor” or “ArvinMeritor,” the design mark “bull design” or “Stylized A design” or any part or variation of such words, designs, or anything confusingly similar thereto, and any other trade names, trademarks, identifying logos or service marks owned by Seller, any Seller Affiliate, any Acquired Company, or any predecessor, except for the Business Trademarks and Logos.

          “Seller Guaranty” has the meaning set forth in Section 11.21(a).

          “Seller Insurance Policies” has the meaning set forth in Section 5.13(b).

          “Seller Non-Compete Period” has the meaning set forth in Section 5.9(b).

          “Seller Parties” has the meaning set forth in Section 5.8(c).

          “Shared Contracts” means all Business Contracts under which Seller, a Seller Affiliate or an Acquired Company has any rights or primary, secondary, contingent, joint, several or other Liability arising out of or relating to both the Business and any other business of Seller or an Affiliate of Seller.

          “Shared Intellectual Property” means all drawings, specifications, manuals, CAD/CAM files, and other information of a technical nature which are (a) owned or possessed by Seller or a Seller Affiliate or by an Acquired Company and (b) licensed or used by both the Business and any other business of Seller or any Seller Affiliate or any licensee of Seller or any Seller Affiliate.

          “Shared Intellectual Property License Agreement” means the Shared Intellectual Property License Agreement in substantially the form attached as Exhibit B.

          “Significant Customer” has the meaning set forth in Section 3.21.

          “Significant Supplier” has the meaning set forth in Section 3.21.

          “Special Damages” means lost profits, diminution in value, consequential, incidental, punitive, exemplary, statutory, special and indirect damages.

          “Straddle Period” is any Tax period that begins on or before and ends after the Closing Date.

          “Straddle Period Tax Return” is any Tax Return of an Acquired Company for a Straddle Period.

          “Target Trade Working Capital Amount” means $88,744,097.

          “Tax” or “Taxes” means: any and all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments or reassessments by any Taxing Authority, including all net income, income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, pensions, social security, unemployment, excise, severance, stamp, occupation, employer health, realty, property, environmental, windfall and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority.

          “Tax Claim” has the meaning set forth in Section 6.7(a).

          “Tax Cost” with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person taking such event or adjustment into account over the Tax liability of such Person without regard to such event or adjustment, with all other circumstances remaining unchanged.

          “Tax Firm” has the meaning set forth in Section 6.8.

          “Tax Indemnified Party” has the meaning set forth in Section 6.7(a).

          “Tax Indemnitor” has the meaning set forth in Section 6.7(a).

          “Tax Returns” means all reports and returns (including estimated returns) required to be filed with respect to Taxes and also includes all claims for refunds of Taxes and any and all amended or supplemental reports and returns.

          “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

          “Third Party Indebtedness” means, without duplication, Indebtedness which is owed by an Acquired Company to any Person other than Seller, a Seller Affiliate, an Acquired Company or a JV Company. For greater certainty, Third Party Indebtedness does not include any Intercompany Indebtedness.

          “Trade Working Capital” means (a) Business Receivables plus (b) Business Inventory plus (c) Customer Tooling and Engineering Recovery Amounts minus (d) Business Payables, all as determined in accordance with the Accounting Principles and Practices and the Trade Working Capital Adjustments, and consistently with their determination in the Year End Trade Working Capital Statement, the Closing Trade Working Capital Statement, and Section 2.4(b), as applicable.

          “Trade Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(a).

          “Trade Working Capital Adjustments” means the adjustments outlined in Appendix G which are to be used in connection with the preparation of the Year End Trade Working Capital Statement and the calculation of Trade Working Capital.

          “Trade Working Capital Difference Amount” has the meaning set forth in Section 2.3(a).

          “Transfer Taxes” has the meaning set forth in Section 2.6.

          “Transition Services Agreement” has the meaning set forth in Section 5.31.

          “US Benefit Plans” has the meaning set forth in Section 3.13(b)(i).

          “US Business Employees” has the meaning set forth in Section 7.3.

          “Year End Trade Working Capital Amount” means the Trade Working Capital Amount shown on the Year End Trade Working Capital Statement.

          “Year End Trade Working Capital Statement” means the Year End Trade Working Capital Statement attached as Appendix H.

          “WARN” has the meaning set forth in Section 3.12(b).

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, have such meaning throughout this Agreement.

     Section 1.3 Other Definitional Provisions.

     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

     (b) References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise. References to specific Exhibits or Appendices are to Exhibits or Appendices attached to this Agreement unless specifically stated otherwise.

     (c) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.”

     (d) All accounting terms not specifically defined in this Agreement will, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with Accounting Principles and Practices.

     (e) This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and has been reviewed by the Parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular Party as the drafter of the language.

     (f) References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing will, in respect of any jurisdiction other than the United States, be deemed to include what most nearly approximates in that jurisdiction to the United States legal term. Without limiting the foregoing, the Parties acknowledge and agree that terms used in this Agreement that are not relevant for particular jurisdictions due to different legal, governmental or business systems in the various jurisdictions are intended to be used (and may be substituted with) terms suitable for such other jurisdictions provided that the substituted terms do not materially increase any right, remedy or recourse against any of the Parties.

     Section 1.4 Currency and Payments. Except as otherwise provided in this Agreement or as the Parties otherwise agree in writing, all amounts and payments under this Agreement are expressed, will be calculated and will be paid in United States currency. Any amount that needs to be converted from another currency into United States currency will be converted based on the conversion rate published in the Wall Street Journal morning edition for east coast readers that is effective as of the date of payment and, if not published, another recognized source selected by mutual agreement of the Parties, acting reasonably. However, any conversion for purposes of financial statements or calculating the Trade Working Capital Adjustment will be made in accordance with Accounting Principles and Practices.

ARTICLE II

PURCHASE AND SALE OF THE ACQUIRED PARENT SHARES

     Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Parent Shares, free and clear of all Encumbrances, except Permitted Encumbrances if any.

     Section 2.2 Purchase Price and Payment.

     (a) The total purchase price for the Acquired Parent Shares will be equal to (i) Thirty Five Million Dollars ($35,000,000) (the “Base Amount”) plus (ii) the Final Closing Cash Amount minus (iii) the Final Closing Indebtedness Amount plus (iv) the Trade Working Capital Adjustment Amount (which may be a positive or negative number) and plus (v) the Intercompany Adjustment Amount (which may be a positive or negative number) (the “Purchase Price”).

     (b) The Purchase Price will be payable as follows:

     (i) an amount equal to (i) the Base Amount minus the Note Amount plus (ii) the Estimated Cash Amount minus (iii) the Estimated Indebtedness Amount plus (iv) the Interim Trade Working Capital Adjustment Amount (which may be a positive or negative number), and plus (v) the Estimated Intercompany Adjustment Amount (which may be a positive or negative number) and minus (vi) the Deposit Amount (the “Closing Payment”) will be paid by Buyer to Seller at the Closing by the transfer of immediately available funds to an account or accounts designated by Seller; provided, however, if such amount exceeds $20,000,000, the excess amount (“Excess Amount”) will be added to the Net Adjustment Amount and Buyer will pay $20,000,000 (instead of the amount computed as described above) to Seller at the Closing by the transfer of immediately available funds to an account or accounts designated by Seller;

     (ii) an amount equal to the Deposit Amount will be paid by Escrow Agent to Seller from the Deposit Escrow Agreement at the Closing by the transfer of immediately available funds to an account or accounts designated by Seller;

     (iii) an amount equal to the absolute value of the Net Adjustment Amount will be paid by Buyer or Seller, as applicable, in accordance with Section 2.3(g); and

     (iv) the Note will be payable by Buyer in accordance with its terms.

     Section 2.3 Adjustment Amounts and Payment; Settlement of Intercompany Balances.

     (a) The “Trade Working Capital Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Target Trade Working Capital Amount from the Final Closing Trade Working Capital Amount. The “Interim Trade Working Capital Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Target Trade Working Capital Amount from the Estimated Trade Working Capital Amount. The “Trade Working Capital Difference Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Estimated Trade Working Capital Amount from the Final Closing Trade Working Capital Amount.

     (b) The “Cash Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Estimated Cash Amount from the Final Closing Cash Amount.

     (c) [RESERVED.]

     (d) The “Indebtedness Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Estimated Indebtedness Amount from the Final Closing Indebtedness Amount.

     (e) The “Intercompany Adjustment Amount” (which may be a positive or negative number) will be the amount equal to the Final Closing Intercompany Seller Account Balances plus the Final Closing Intercompany Seller Indebtedness. The "Estimated Intercompany Adjustment Amount" (which may be a positive or negative number) will be the amount equal to the Estimated Intercompany Seller Account Balances Amount plus the Estimated Intercompany Seller Indebtedness Amount. The “Intercompany Difference Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Estimated Intercompany Adjustment Amount from the Intercompany Adjustment Amount.

     (f) The “Net Adjustment Amount” (which may be a positive or negative number) will be equal to (i) the Trade Working Capital Difference Amount; plus (ii) the Cash Adjustment Amount; minus (iii) the Indebtedness Adjustment Amount; plus (iv) the Intercompany Difference Amount; plus (v) the Excess Amount.

     (g) In the event that the Net Adjustment Amount is a positive number, Buyer will pay to Seller an amount equal to the Net Adjustment Amount by wire transfer to an account or accounts specified by Seller. In the event the Net Adjustment Amount is a negative number, Seller will pay to Buyer an amount equal to the absolute value of the Net Adjustment Amount by wire transfer to an account specified by Buyer. Payment of the Net Adjustment Amount by Buyer or Seller will be made together with interest on such amount at an annual rate equal to the Closing Date Interest Rate based on a year of 365 days for the actual number of days elapsed, which interest will begin accruing on the Closing Date and end on the date that the payment is made. Within three (3) Business Days after the calculation of the Net Adjustment Amount becomes final, Seller or Buyer, as applicable, will make the payment provided for in this Section 2.3(g).

     (h) On the same day that the Net Adjustment Amount is paid pursuant to Section 2.3(g), Seller will, or will cause the applicable Seller Affiliate to, and Buyer will, or will cause the applicable Acquired Company to, settle all remaining Intercompany Seller Account Balances that are reflected in the Final Closing Intercompany Seller Account Balances and settle all remaining Intercompany Seller Indebtedness that is reflected in the Final Closing Intercompany Seller Indebtedness.

     Section 2.4 Adjustment Procedure.

     (a) Seller will prepare a balance sheet of the Business as at the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet is to be prepared by Seller in accordance with the Accounting Principles and Practices on a consistent basis with the preparation of the latest balance sheet included in the Financial Information. Seller will use commercially reasonable efforts to deliver the Closing Balance Sheet to Buyer within sixty (60) days following the Closing Date.

     (b) Seller will also prepare a statement (the “Closing Trade Working Capital Statement”) of the Trade Working Capital of the Business as at the Effective Time (the “Closing Trade Working Capital”). The Closing Trade Working Capital Statement is to be in substantially the same form as, and is to contain the same line items (and only the line items) as are set forth in, the Year End Trade Working Capital Statement. The Trade Working Capital Amount shown on the Closing Trade Working Capital Statement is referred to as the “Closing Trade Working Capital Amount”. The Closing Trade Working Capital Statement shall (i) be prepared on the same basis and using the accounting principles, policies, procedures and practices consistently applied as used in preparing the Year End Trade Working Capital Statement, and (ii) subject to the foregoing, be prepared in accordance with the Accounting Principles and Practices; and (iii) be prepared on the basis that it relates to the Business as a going concern and excludes any effects of the change in control or ownership of the Business or any part of it contemplated by this Agreement or any other effect of this Agreement or any Ancillary Agreement. Seller will deliver the Closing Trade Working Capital Statement to Buyer at the same time as it is required to deliver to Buyer the Closing Balance Sheet.

     (c) Seller is also to prepare and deliver to Buyer, at the same time as it is required to deliver to Buyer the Closing Balance Sheet, statements setting forth the following:

     (i) the amount of Cash of the Acquired Companies at the Effective Time (the “Closing Cash Amount”);

     (ii) the identity and amount of all Third Party Indebtedness at the Effective Time (the “Closing Indebtedness Amount”);

     (iii) the identity and amount of all Intercompany Seller Account Balances at the Effective Time (the “Closing Intercompany Seller Account Balances”); and

     (iv) the identity and amount of all Intercompany Seller Indebtedness at the Effective Time (the “Closing Intercompany Seller Indebtedness”).

     (d) Seller is also to prepare written computations of the Cash Adjustment Amount, the Indebtedness Adjustment Amount, the Net Adjustment Amount, and the Intercompany Adjustment Amount. The computations will be delivered by Seller to Buyer at the same time as it is required to deliver to Buyer the Closing Balance Sheet.

     (e) Buyer will, and will cause the Acquired Companies to, make available to Seller all Business Books and Records, data and other information, including accountant work papers, and to any employees, and provide such other support, as Seller may reasonably request for the purposes of preparing the Closing Balance Sheet, the Closing Trade Working Capital Statement, the statements of the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Intercompany Seller Account Balances and the Closing Intercompany Seller Indebtedness, and the computations of the Trade Working Capital Adjustment Amount, the Cash Adjustment Amount, the Closing Indebtedness Adjustment Amount, the Net Adjustment Amount, and the Intercompany Adjustment Amount (collectively, the “Adjustment Items”).

     (f) Buyer will, within thirty (30) days after the delivery by Seller of the Adjustment Items (“Buyer’s Review Period”), complete its review of those items. The Adjustment Items will be final, binding and conclusive upon, and deemed accepted by, Buyer unless Buyer has notified Seller in writing prior to the expiration of Buyer’s Review Period of any good faith objection thereto, which written objection can only be that the Adjustment Items were not prepared or computed in accordance with this Section 2.4 or contain mathematical errors on their face (the “Buyer’s Objection”); provided, that Buyer may not deliver more than one Buyer’s Objection and may not amend its Buyer’s Objection once it has been delivered to Seller. The Buyer’s Objection will set forth a specific description of the basis of Buyer’s Objection and the specific adjustments to the Adjustment Items which Buyer believes should be made (“Specific Adjustments”). Seller has the right to review all underlying documents and assumptions that support the Specific Adjustments. Additionally, if Buyer’s Objection contains a dispute regarding the application of Accounting Principles and Practices, Seller shall have the option of adjusting the Closing Trade Working Capital included in the Closing Trade Working Capital Statement to present the Closing Trade Working Capital on a basis consistent with the Accounting Principles and Practices within ten (10) days. Notwithstanding the foregoing, any items not disputed in a valid Buyer’s Objection will be deemed to have been accepted by Buyer, and Buyer agrees that it will not otherwise object to or challenge the Adjustment Items, provided that Buyer will not be deemed to have accepted any adjustments made by Seller pursuant to the previous sentence.

     (g) If Seller and Buyer are unable to resolve all of their disputes with respect to the Adjustment Items within thirty (30) days following Seller’s receipt of Buyer’s Objection pursuant to Section 2.4(f), or such longer period as they may agree in writing, they will refer their remaining differences to BDO Seidman or, if BDO Seidman is unable or unwilling to serve, another independent and internationally recognized firm of independent public accountants mutually agreed upon by Seller and Buyer or, if they are unable to mutually agree within such thirty (30) day period, each will appoint one such firm and the two (2) selected firms will select the firm of independent public accountants (the “CPA Firm”) for decision, which decision will be final, binding and conclusive on the Parties. The procedure and schedule under which any dispute will be submitted to the CPA Firm will be as follows:

     (i) Within fifteen (15) days following the expiration of the thirty (30) day period referred to above in this Section 2.4(g), Buyer will submit any unresolved portion of Buyer’s Objection to the CPA Firm in writing (with a copy to Seller), supported by any documents and/or affidavits upon which it relies. Such documents and/or affidavits shall be limited to the underlying documents and assumptions that support the Specific Adjustments referred to above in Section 2.4(f).

     (ii) Within fifteen (15) days following Buyer’s submission of the unresolved portion of Buyer’s Objection as specified in sub-clause (i) above, Seller will submit its response to the CPA Firm in writing (with a copy to Buyer), supported by any documents and/or affidavits upon which it relies.

     (iii) The CPA Firm will deliver its written opinion within twenty (20) days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed forty-five (45) days. The scope of the disputes to be resolved by the CPA Firm will be limited to the unresolved portion of the Buyer’s Objection. Buyer and Seller will make readily available to the CPA Firm all relevant books and records and any work papers (including those of the Parties’ respective accountants) relating to the Adjustment Items at issue and all other items reasonably requested by the CPA Firm.

     (iv) Any expenses relating to the engagement of the CPA Firm will be allocated between Buyer and Seller so that Buyer’s share of such costs will be in the same proportion that (x) the aggregate amount of the disputed items submitted by Buyer to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Buyer to the CPA Firm. Seller and Buyer will each bear the fees of their respective accountants incurred in connection with the determination and review of the Adjustment Items at issue.

     (h) Each of the Adjustment Items will become final, binding and conclusive on the Parties upon the earliest of (i) if no Buyer’s Objection has been given, the expiration of the period within which Buyer must make the Buyer’s Objection pursuant to Section 2.4(f), (ii) agreement in writing by Seller and Buyer that the Adjustment Items, together with any modifications agreed by Seller and Buyer, are final and binding and (iii) the date on which the CPA Firm issues its written determination with respect to any dispute relating to the Adjustment Items. The Closing Balance Sheet, the Closing Trade Working Capital, the Closing Trade Working Capital Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Intercompany Seller Account Balances and the Closing Intercompany Seller Indebtedness, as submitted by Seller if no timely Buyer’s Objection has been given or as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the CPA Firm, are referred to in this Agreement as the “Final Closing Balance Sheet,” the “Final Closing Trade Working Capital,” the “Final Closing Trade Working Capital Amount,” the “Final Closing Cash Amount,” the “Final Closing Indebtedness Amount,” the “Final Closing Intercompany Seller Account Balances” and the “Final Closing Intercompany Seller Indebtedness” respectively.

     Section 2.5 Closing; Delivery and Payment.

     (a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., in Troy, Michigan at 10:00 a.m., local time, on either the first Monday or the first day of Seller’s fiscal month, at Seller’s election in its sole discretion, that immediately follows the date on which all the conditions to Closing in Article VIII are satisfied or waived, other than any such conditions to be satisfied by deliveries to be made on the Closing Date, or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Seller (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”). The Closing will be deemed effective as of the Effective Time. The failure of the Closing to occur on such date will not in itself cause or result in a termination of this Agreement.

     (b) Delivery and Payment.

     (i) At the Closing:

     (A) Buyer will pay the Closing Payment to Seller in immediately available funds by wire transfer to the account or accounts designated by Seller;

     (B) The Escrow Agent will pay the Deposit Amount to Seller in immediately available funds by wire transfer to the account or accounts designated by Seller;

     (C) A notarial deed of share transfer sufficient to transfer the Acquired Parent Shares to Buyer will be executed by a Dutch civil law notary as to the Acquired Parent Shares;

     (D) Buyer will, on behalf of Buyer Guarantor, deliver to Seller the Buyer Guaranty, duly executed by Buyer Guarantor;

     (E) Seller and Buyer will execute and deliver, each to the other, counterparts of the other Ancillary Agreements; and

     (F) Seller and Buyer will deliver, each to the other, such additional documents as are required pursuant to Article VIII.

     (ii) Simultaneously with the Closing, Buyer will deliver to Seller the Ancillary Agreements and such other instruments as are to be executed by an Acquired Company, duly executed by the appropriate Acquired Company.

     Section 2.6 Taxes and Fees. Sales taxes, goods and services taxes, value added taxes, real estate and other transfer taxes, stamp taxes, conveyance taxes, withholding taxes, intangible taxes, documentary recording taxes, filing fees, license and registration fees, notarial fees, recording fees and similar taxes, fees and charges imposed by any Taxing Authority in any jurisdiction upon or as a result of the transfer of the Acquired Parent Shares or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (the “Transfer Taxes”) will be paid by Seller. In the event that any Transfer Taxes of whatsoever nature are imposed on Buyer by a Taxing Authority, the Purchase Price will be grossed up by the applicable Transfer Taxes so their burden is entirely borne by Seller. In the event that any Transfer Taxes of whatsoever nature are imposed on Buyer by a Taxing Authority after the Purchase Price has been paid, Seller shall within seven (7) days of a notice from Buyer, informing Seller of such Transfer Tax, pay the amount of Transfer Taxes claimed by the Taxing Authority to the Buyer. Seller will duly and timely prepare and file any notices, returns or other filings required in any jurisdiction with respect to any Transfer Taxes. Seller will deliver copies to Buyer a reasonable time before the notices, returns or other filings are due for its review and will promptly deliver to Buyer copies of all such notices, returns and filing once filed and evidence of payment of all Transfer Taxes. Notwithstanding the foregoing, Buyer shall be responsible for all Transfer Taxes as a result of or relating to any Section 5.25 Action and this Section 2.6 shall be subject in all respects to Section 5.25.

     Section 2.7 Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s reasonable request, the other Party will execute and deliver such other instruments of sale, transfer, conveyance, assignment, confirmation, and assumption, and provide such materials and information and take such other actions as the other Party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer the Acquired Parent Shares and/or to put into place or make effective any of the transactions contemplated by this Agreement.

     Section 2.8 Post Closing Access to Books and Records. Following the Closing, Buyer will, and will cause the Acquired Companies to, afford Seller, the Seller Affiliates, and their counsel and accountants, during normal business hours, reasonable access to, the Business Books and Records with respect to periods through the Closing (and after Closing to the extent such Business Books and Records contain information relevant to the Net Adjustment Amount or any other reasonable interest of Seller or the Seller Affiliates relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated by this Agreement or any of the Ancillary Agreements) and the right to make copies and extracts from the Business Books and Records and access to and cooperation and assistance of the employees of the Acquired Companies to the extent that such access may be reasonably required by Seller or any Seller Affiliate in connection with (i) the preparation of Tax Returns, (ii) any Tax audit, Tax protest or other proceeding relating to Taxes, (iii) the determination or enforcement of rights and obligations under this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, (iv) compliance with the requirements of any Governmental Authority, (v) any actual or threatened lawsuit, arbitration, investigation or other proceeding or (vi) any other reasonable purpose relating to this Agreement or any of the Ancillary Agreements, any obligations of a Party or any of its Affiliates under this Agreement or any of the Ancillary Agreements, or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Buyer will not, and will cause the Acquired Companies to not, for a period ending the later of ten (10) years after the Effective Time or the expiration of the applicable statute of limitation as to the retention of records for Tax purposes or the payment of Taxes by Seller or any Acquired Company with respect to any period ending prior to the Closing Date, destroy or otherwise dispose of any of the Business Books and Records unless Buyer first offers in writing to surrender such Business Books and Records to Seller and Seller does not agree to take possession thereof during the thirty (30) day period after such offer is delivered to Seller. Notwithstanding anything to the contrary contained in this Agreement, Seller and the Seller Affiliates may, but will not be obligated to, retain copies of Business Contracts, Business Books and Records, data and other information which are included in the Business Assets.

     Section 2.9 Cooperation. If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with any Taxing Authority, it is necessary that Seller be furnished with additional information, documents or records Related to the Business not referred to in Section 2.8, and such information, documents or records are in the possession or control of Buyer or any of the Acquired Companies, Buyer will furnish or make available within a reasonable time such information, documents or records (or copies thereof) at Seller’s reasonable request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows as of the date of this Agreement and, subject to any updated Seller Disclosure Letter delivered by Seller to Buyer prior to or at the Closing pursuant to Section 11.9, as of the Closing Date:

     Section 3.1 Organization and Authority. Each of Seller and Seller Guarantor, and each Acquired Company, has been duly incorporated or formed, is validly existing and is in good standing (where relevant under applicable law) under the laws of its jurisdiction of incorporation or formation, with the corporate power to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Each of Seller and Seller Guarantor has the corporate power to enter into this Agreement and the Ancillary Agreements to which it is to be a party and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by Seller and Seller Guarantor and constitutes a legal, valid and binding agreement of Seller and Seller Guarantor, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other action on the part of Seller or Seller Guarantor are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement (except with respect to the Pre-Closing Reorganization Transactions). The Ancillary Agreements to be executed and delivered by Seller or Seller Guarantor, when executed and delivered by Seller or Seller Guarantor will be duly authorized, executed and delivered by Seller or Seller Guarantor, as applicable, and will constitute legal, valid and binding agreements of Seller or Seller Guarantor, enforceable against Seller or Seller Guarantor in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other action on the part of Seller or Seller Guarantor are necessary to authorize such Ancillary Agreements or the consummation of the transactions contemplated by such agreements.

     Section 3.2 No Conflict. Neither the execution and delivery by Seller and Seller Guarantor of this Agreement and each Ancillary Agreement to which Seller or Seller Guarantor is a party nor compliance by Seller and Seller Guarantor with the terms and provisions of this Agreement and each such Ancillary Agreement will (a) violate any provision of the formation documents of Seller or the bylaws of Seller Guarantor; (b) violate any Law or any injunction, order or decree of any Governmental Authority to which Seller or Seller Guarantor is subject except, in all cases, for such violations that would not prohibit or materially impair Seller’s or Seller Guarantor’s ability to perform its obligations under this Agreement or any such Ancillary Agreement; or (c) except as described in Section 3.2 of the Seller Disclosure Letter, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any of the Business Contracts listed in Section 3.9(a) of the Seller Disclosure Letter or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Acquired Parent Shares, except in any such case for any violations, breaches, defaults or other matters that would not have a Material Adverse Effect or prohibit or materially impair Seller’s ability to perform its obligations under this Agreement or such Ancillary Agreements.

     Section 3.3 Financial Information.

     (a) Section 3.3(a) of the Seller Disclosure Letter sets forth a copy of (i) the unaudited combined financial statements of the Business consisting of a balance sheet and statement of operations, as of and for each of the fiscal years ended September 30, 2009 and 2008, and (ii) the unaudited combined financial statements of the Business, consisting of a balance sheet and statement of operations as of and for the six months ended April 4, 2010 (collectively, the “Financial Information”). Except as set forth in Section 3.3(a) of the Seller Disclosure Letter, the Financial Information is complete and accurate in all material respects, fairly presents the combined assets, liabilities, and statement of operations of the Business as of each of the applicable dates thereof or for the periods covered thereby and has been prepared from the applicable books and records of Seller, all in accordance with the Accounting Principles and Practices.

     (b) Except as set forth in Section 3.3(b) of the Seller Disclosure Letter, the Accounting Principles and Practices are in accordance with GAAP.

     Section 3.4 Absence of Certain Changes or Events. Except as set forth in Section 3.4 of the Seller Disclosure Letter, as otherwise disclosed in this Agreement or as otherwise contemplated or permitted by this Agreement, since March 31, 2010 to the date of this Agreement, there has not been any Material Adverse Effect and the Acquired Companies have conducted the Business conducted by them in the ordinary course, consistent with past practice, and have not, with respect to the Business (except for actions taken as part of the Pre-Closing Reorganization Transactions): (i) sold, assigned, pledged or otherwise transferred any Business Assets that are material to the Business as a whole; (ii) acquired an interest of five percent (5%) or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business of any Person; (iii) made any capital expenditures or commitments for any capital expenditures relating to the Business other than (A) in accordance with the Business’ fiscal year 2010 capital expenditure plan previously made available to Buyer, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not exceeding $5 million in the aggregate; (iv) terminated or materially amended any Material Business Contract or material IP Contract; (v) suffered any material damage, destruction or other casualty loss (not covered by insurance) to the Business Assets; (vi) except for (1) merit increases in base compensation or wage rates in the ordinary course of business consistent with past practice, or (2) if required by Law, existing employment or collective bargaining agreements, increased the compensation payable or to become payable by an Acquired Company to any of the Business Employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by an Acquired Company for or with any such Business Employees, other than in connection with non-material changes to employee benefit plans or arrangements applicable to covered employees generally and not disproportionately affecting Business Employees; (vii) entered into, amended, modified or terminated any labor agreement, collective bargaining agreement or other contract with any labor organization, union or association in respect to the Business Employees; (viii) made any material change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority applicable to the Business; or (ix) entered into an agreement to do any of the foregoing.

     Section 3.5 Real Property.

     (a) An Acquired Company has, or will on the Closing Date have, valid and good ownership title to, or a valid and subsisting leasehold interest in, the Owned Business Real Property or the Leased Business Real Property, as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.5(a) of the Seller Disclosure Letter, none of the Acquired Companies has leased any parcel of Business Real Property to any other Person and no other Person has any right to the use, occupancy or enjoyment of the Owned Business Real Property pursuant to any lease, license or other agreement.

     (b) Except as set forth in Section 3.5(b) of the Seller Disclosure Letter, to Seller’s Knowledge, (i) the Owned Business Real Property is in material compliance with all applicable building, zoning, subdivision and other land use Laws (collectively, the “Real Property Laws”), and (ii) the current use or occupancy of the Business Real Property or operation of the Business thereon does not violate in any material respect any Real Property Laws. Seller has not received any written notice of violation of any Real Property Laws which has not been resolved, or of any condemnation or eminent domain proceedings of any kind pending against any of the Business Real Property. To Seller’s Knowledge, all of the Owned Business Real Property is occupied under a valid and current certificate of occupancy, or similar permit. To Seller’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Owned Business Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures or fixed assets located on or forming part of the Business Real Property.

     (c) Subject to the representations and warranties contained in Section 3.3(a), the representations and warranties contained in this Section 3.5 will be the exclusive representations and warranties with respect to the Business Real Property or Real Property Laws, and notwithstanding any other provision contained in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to any of the foregoing.

     Section 3.6 Business Assets. Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, the Acquired Companies own, lease or have the legal right to use all of the Business Assets (excluding the Business Real Property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.14) and have good and marketable title to all Business Assets owned by the Acquired Companies and valid and subsisting leasehold interests in the Business Assets leased by the Acquired Companies (in each case excluding the Business Real Property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.14), free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, the Business Assets, together with the rights granted to Buyer and the Acquired Companies pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant this Agreement or any of the Ancillary Agreements, will constitute on the Closing Date substantially all of the assets necessary for the Acquired Companies to conduct the Business conducted by the Acquired Companies in the same manner in all material respects as the Business is currently conducted by them.

     Section 3.7 Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Letter, as of the date of this Agreement, there is no material lawsuit, arbitration or proceeding pending or, to Seller’s Knowledge, threatened against Seller with respect to the Business or any Acquired Company before or by any court, arbitrator or Governmental Authority. Except as set forth in Section 3.7 of the Seller Disclosure Letter, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an arbitrator or a Governmental Authority) against Seller with respect to the Business or any Acquired Company.

     Section 3.8 Compliance with Law. Except as set forth in Section 3.8(a) of the Seller Disclosure Letter, the Business is not being conducted in material violation of any Law. Except as set forth in Section 3.8(b) of the Seller Disclosure Letter, all material Permits required by the Acquired Companies to conduct the Business have been obtained and are in full force and effect and are being complied with in all material respects. Notwithstanding the forgoing, no representation or warranty is made under this Section 3.8 in respect of any (i) matters relating to the Owned Business Real Property, the Leased Business Real Property, and compliance of any Owned Business Real property or Leased Business Real Property with Laws, which are addressed exclusively in Section 3.5 (as to which no representation or warranty is made except as set forth in Section 3.5), (ii) employee benefit matters which are addressed exclusively in Section 3.13 (as to which no representation or warranty is made except as set forth in Section 3.13), (iii) intellectual property matters which are addressed exclusively in Section 3.14 (as to which no representation or warranty is made except as set forth in Section 3.14), (iv) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Business Assets or the Owned Business Real Property or the Leased Business Real Property which are addressed exclusively in Section 3.16 (as to which no representation or warranty is made except as set forth in Section 3.16) or (v) matters relating to Taxes which are addressed exclusively in Section 3.17 (as to which no representation or warranty is made except as set forth in Section 3.17).

     Section 3.9 Business Contracts.

     (a) Section 3.9(a) of the Seller Disclosure Letter contains a list of the following written Business Contracts to which Seller with respect to the Business or an Acquired Company is a party as of the date of this Agreement and is expected by Seller to remain outstanding after the Effective Time, but excluding Business Contracts between an Acquired Company and another Acquired Company or a JV Company:

     (i) all partnership, joint venture, stockholders’ or other similar Business Contracts;

     (ii) all Business Contracts relating to any Third Party Indebtedness (other than capital leases);

     (iii) all Business Contracts with a distributor, dealer, manufacturers’ representative or sales agent that, during the fiscal year ended October 4, 2009, accounted for more than 5% of the gross sales revenue of the Business;

     (iv) all Business Contracts relating to the future disposition or acquisition of any Business Assets other than in the ordinary course of business and other than Business Contracts providing for the future disposition or acquisition of Business Assets with an aggregate value of less than $5 million;

     (v) all Business Contracts that (A) limit or contain restrictions on the ability of any Acquired Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock (or equity interests), to incur Indebtedness, or to incur or suffer to exist any Encumbrance, (B) require any Acquired Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition, or (C) restrict or purport to restrict the ability of any Acquired Company to carry on the Business or to compete with any Person or in any geographic area or during any period of time (but not including Intellectual Property license agreements and joint development agreements);

     (vi) all Business Contracts which both require any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions and involve $1 million or more in purchases per year;

     (vii) all Business Contracts for the sale of products or provision of services to any Governmental Authority;

     (viii) all Business Contracts for any capital expenditure or leasehold improvement in any one case in excess of $1 million that are not included in a capital budget of an Acquired Company made available to Buyer prior to the date of this Agreement;

     (ix) all capital and operating leases of personal property where the annual lease payments under the agreement exceed $500,000 in the aggregate;

     (x) all labor agreements or collective bargaining agreements with any labor organization or union in respect to the Business Employees; and

     (xi) all of the leases of the Leased Business Real Property.

     (b) The Business Contracts listed (or required to be listed) in Section 3.9(a) of the Seller Disclosure Letter are referred to in this Agreement as the “Material Business Contracts.” Each Material Business Contract is, as of the date of this Agreement, valid and is in full force and effect in accordance with the terms of such Material Business Contract. Except as set forth in Section 3.9(b) of the Seller Disclosure Letter, as of the date of this Agreement, there is no material breach or default or claim of material breach or default under any Material Business Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or default by an Acquired Company or, to Seller’s Knowledge, any other party to the Material Business Contract under any such contract, or would permit modification, acceleration, or termination of any Material Business Contract. Seller will, within 30 days after the date of this Agreement, make available to Buyer true and complete copies of all Material Business Contracts.

     Section 3.10 Consents and Approvals. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is to be a party do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Section 3.10 of the Seller Disclosure Letter, (b) for the notification requirements of applicable Competition Laws, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements, (d) as may be necessary to complete the Pre-Closing Reorganization Transactions, and (e) as may be necessary as a result of facts or circumstances relating solely to Buyer.

     Section 3.11 Acquired Company and JV Company Shares.

     (a) The authorized and issued capital stock (or equivalent equity interests) of Acquired Parent Company and each other Acquired Company as of the Closing Date will be as set forth in Appendix A. Except as set forth in Section 3.11 of the Seller Disclosure Letter, as of the Closing Date, Seller will be the record and beneficial owner of all of the outstanding Acquired Parent Shares and Acquired Parent Company or another Acquired Company will be the record and beneficial owner of all of the other outstanding Acquired Company Shares, in each case free and clear of all Encumbrances except for Permitted Encumbrances. The Acquired Parent Shares owned by Seller and the other Acquired Company Shares owned by Acquired Parent Company or another Acquired Company as of the Closing Date will have been validly issued and will be fully paid and non-assessable. None of the Acquired Parent Shares or other Acquired Company Shares have been, nor as of the Closing Date shall have been, issued in violation of any preemptive rights. Except as set forth in Section 3.11 of the Seller Disclosure Letter, none of the Acquired Parent Shares owned by Seller as of the Closing Date or any of the other Acquired Company Shares owned by Acquired Parent Company or another Acquired Company as of the Closing Date will be subject to any shareholders agreement, limited liability company agreement, voting trust or proxy, or bylaw which contains any restrictions with respect to the voting of such shares (except such agreements, trusts, proxies or bylaws among Acquired Companies or which may be amended, waived or terminated by the Acquired Companies) and there will be no outstanding warrants, options, rights, convertible or exchangeable securities or other contracts (other than this Agreement and other than any such contract solely between Acquired Companies) pursuant to which Seller or an Acquired Company will be obligated to issue, sell, purchase, transfer, return or redeem any Acquired Company Shares.

     (b) As of the Closing Date, Acquired Parent Company or another Acquired Company will be the record and beneficial owner, free and clear of all Encumbrances other than Permitted Encumbrances, of the JV Company Shares as indicated on Appendix A. The representations and warranties contained in this Section 3.11(b) are the exclusive representations and warranties with respect to the JV Companies and the JV Company Shares and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the JV Companies or the JV Company Shares.

     Section 3.12 Employees; Labor Relations.

     (a) Except as disclosed in Section 3.12(a) of the Seller Disclosure Letter, (i) there are no material lawsuits, arbitrations, or other proceedings pending, or to Seller’s Knowledge, threatened, between any Acquired Company, on the one hand, and any current or former employee, consultant, or independent contractor of the Business, on the other hand, and (ii) there are no material unfair labor practice charges or complaints and no material claim for discrimination or unfair dismissal has been brought against any Acquired Company before any Governmental Authority, court, employment tribunal or arbitrator in respect of any current or former employee of the Business.

     (b) There has been no material lockout, work stoppage, labor strike, or other concerted action by employees of any of the Acquired Companies during the 12 months preceding the date of this Agreement. To Seller’s Knowledge, no union organization campaign is in progress with respect to the employees of an Acquired Company. Except as disclosed in Section 3.12(b) of the Seller Disclosure Letter, to Seller’s Knowledge, during the 12 months preceding the date of this Agreement, the Acquired Companies have complied in all material respects with all applicable Laws and collective bargaining agreements relating to the employment of labor, including those relating to equal employment opportunity, wages, hours, compensation, benefits, occupational health and safety, and collective bargaining and the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws (“WARN”).

     (c) Except as set forth in Section 3.12(c) of the Seller Disclosure Letter, as of the date of this Agreement, none of Seller nor any Acquired Company is a party to, or bound by, any labor agreement or collective bargaining agreement in respect to the Business Employees.

     Section 3.13 Employee Benefit Plans.

     (a) Foreign Benefit Plans. All material benefit plans, contracts or arrangements currently covering Business Employees of the Acquired Companies located outside of the United States which would be described in Section 3.13(b) but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority and individual employment contracts) are listed in Section 3.13(a) of the Seller Disclosure Letter (the “Foreign Benefit Plans”), and a true and complete copy of the current plan text and amendments thereto of each Foreign Benefit Plan constituting part of the Business Assets has been provided or made available to Buyer. Except as set forth in Section 3.13(a) of the Seller Disclosure Letter:

     (i) All Foreign Benefit Plans have been maintained and administered in material compliance with all applicable Laws and in accordance with their terms and all applicable collective bargaining agreements;

     (ii) Where required by Law, each of the Foreign Benefit Plans has obtained from the Government Authorities having jurisdiction with respect to such plan any required registrations and determinations that such plans are in compliance with the Laws applicable to such plans and no circumstance;

     (iii) There are no pending investigations by any Governmental Authority involving the Foreign Benefit Plans, no claims pending or, to Seller’s Knowledge, threatened (except for claims for benefits payable in the normal operation of the Foreign Benefit Plans), lawsuits or proceedings against any Foreign Benefit Plan or asserting any rights or claims to benefits under any Foreign Benefit Plan, other than benefits payable in the ordinary course of the operations of the Foreign Benefit Plans; and

     (iv) There are no participants in Foreign Benefit Plans of the Acquired Companies located outside of the United States other than current and former employees of the Acquired Companies.

Subject to the representations and warranties contained in Section 3.3(a), the representations and warranties contained in this Section 3.13(a) are the exclusive representations and warranties with respect to the Foreign Benefit Plans and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the Foreign Benefit Plans.

     (b) US Benefit Plans.

     (i) All compensation and benefit plans, contracts or arrangements maintained for the benefit of Business Employees of the Acquired Companies located in the United States, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and plans, contract or arrangements relating to retirement or pension compensation, equity, equity-based, incentive or deferred compensation, change in control, severance, welfare or fringe compensation or benefits, but excluding the Foreign Benefit Plans (the “US Benefit Plans”), are listed in Section 3.13(b) of the Seller Disclosure Letter. True and complete copies of any US Benefit Plans, including any trust or other funding instruments and insurance or annuity contracts relating to any such US Benefit Plans, and all amendments thereto have been provided or made available to Buyer.

(ii)  (A) No Business Asset is subject to any Encumbrance under ERISA or the Code in connection with any “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

     (B) No event has occurred and no condition exists that would subject any Acquired Company solely by reason of its affiliation with any other entity, trade or business (an “ERISA Affiliate”) that is, or was at any time after January 1, 2000, together with an Acquired Company, treated as a “single employer” under Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA to any material Tax, Encumbrance, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (collectively, “Controlled Group Liabilities”).

     (C) No Acquired Company nor any ERISA Affiliate of an Acquired Company, while such an ERISA Affiliate, has any currently outstanding material withdrawal liability, within the meaning of Section 4201 of ERISA, or any currently outstanding material contingent withdrawal liability under Section 4204 of ERISA to any multiemployer pension plan which could reasonably be expected to become a liability of Buyer or an Acquired Company following the Closing or result in the imposition of any Encumbrance on a material Business Asset. There are no outstanding contributions currently due to any such multiemployer plan by an Acquired Company and, with respect to any such multiemployer plan that is a US Benefit Plan, (i) if any Acquired Company or ERISA Affiliate were to experience a complete or partial withdrawal from such plan, no material withdrawal liability would be incurred, (ii) no Acquired Company or ERISA Affiliate has received any notification that any such plan is in reorganization, has been terminated, or is insolvent; and (iii) neither the execution or deliver of this Agreement nor the consummation of the transactions contemplated hereby will result in the Acquired Companies incurring material withdrawal liability.

     (D) All US Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, maintained (in whole or in part) for the benefit of Business Employees of an Acquired Company (the “Plans”) have been maintained and administered in material compliance with applicable Law, including ERISA and the Code, to the extent applicable, and in material accordance with their terms and all applicable collective bargaining agreements. There is no material pending litigation or other actions, claims (other than routine claims for benefits), proceedings or governmental investigations relating to the Plans with respect to employees of the Acquired Companies. There are no outstanding contributions currently due to a Plan and no “prohibited transaction” (as defined in Section 4975 of the Code) has occurred with respect to the Plans.

     (E) The US Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to Seller’s Knowledge, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect that to Seller’s Knowledge would adversely affect its qualification.

     (iii) Except with respect to retention and success payments to certain members of management, neither the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will entitle any current or former employee of an Acquired Company to any increase in compensation or benefits, any grant of severance, retention, change in control or similar compensation or benefits, any acceleration of time of payment or vesting or funding of or any compensation or benefits or limit the right of Buyer or any Acquired Company to amend or terminate any US Benefit Plan.

     (iv) There are no participants in the US Benefit Plans other than current and former employees of the Acquired Companies. The Acquired Companies have reserved the right to amend, terminate or modify at any time all US Benefit Plans providing for retiree health or life insurance coverage.

Subject to the representations and warranties contained in Section 3.3(a), the representations and warranties contained in this Section 3.13(b) are the exclusive representations and warranties with respect to the US Benefit Plans and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the US Benefit Plans.

     Section 3.14 Intellectual Property.

     (a) Section 3.14(a) of the Seller Disclosure Letter sets forth a list of the Patents included in the Business Intellectual Property and lists, as of the date of this Agreement, the registered Trademarks, the registered Copyrights, and all registration applications for Patents, Trademarks and Copyrights, included in the Business Intellectual Property (the “Registered Intellectual Property”), specifying as to each item, as applicable: (i) the owner of the item; (ii) the jurisdiction in which the item is issued or registered or which any application for issuance or registration has been filed; (iii) the respective issuance, registration or application number of such item; and (iv) the date of application and issuance or registration of the item.

     (b) Section 3.14(b)(i) and (ii) of the Seller Disclosure Letter lists, as of the date of this Agreement, all material licenses, sublicenses, and other written agreements (i) by which an Acquired Company is authorized to use any of the Intellectual Property of a third party which is included in the Business Assets, excluding, however, computer programs, software agreements and licenses, and (ii) by which an Acquired Company licenses or otherwise authorizes a third party to use any material Business Intellectual Property, other than pursuant to purchase orders or other contracts with original equipment manufacturers or other customers (the “IP Contracts”). Each IP Contract, as of the date of this Agreement, is valid and is in full force and effect in accordance with the terms of such IP Contract. Except as set forth in Section 3.14(b)(i) or (ii) of the Seller Disclosure Letter, as of the date of this Agreement, there is no material breach or default or claim of material breach or default by an Acquired Company or, to Seller’s Knowledge, by any other party under any IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or default by an Acquired Company or, to Seller’s Knowledge, any other party to such IP Contract under any such contract, or would permit modification, acceleration, or termination of any IP Contract.

     (c) Except as set forth in Section 3.14(c)(i) of the Seller Disclosure Letter, no Acquired Company has received any written notice, or, to Seller’s Knowledge, other notice from any other Person challenging its right to use any of the Business Intellectual Property that is material to the operation of the Business and which remains outstanding. Except as set forth in Section 3.14(c)(ii) of the Seller Disclosure Letter, no Acquired Company has any pending claim that any Person has violated or infringed any of the Business Intellectual Property.

     (d) Except as set forth in Section 3.14(d) of the Seller Disclosure Letter, to Seller’s Knowledge, an Acquired Company owns all right, title and interest in and to, or has a valid license, sublicense, permission or right to use, all of the material Business Intellectual Property owned, licensed or used by the Acquired Companies, except for any to be licensed pursuant to this Agreement.

     (e) The representations and warranties contained in this Section 3.14 are the exclusive representations and warranties with respect to Intellectual Property matters and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to Intellectual Property matters.

     Section 3.15 Brokers and Finders. Except for the retention of Houlihan Lokey Howard & Zukin Capital, Inc. and UBS Securities LLC, as financial advisors, the fees and expenses of which will be paid by Seller, Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 3.16 Environmental Matters. Seller has provided Buyer with access to all “Phase I” and “Phase II” environmental site assessments in Seller’s possession that were commissioned by Seller Related to the Business or the Business Real Property during the five (5) year period ending on the date of this Agreement (the “Environmental Reports”). Except as disclosed in the Environmental Reports, any environmental site assessment reports commissioned by Buyer pursuant to Section 5.1(a), or Section 3.16 of the Seller Disclosure Letter:

     (a) The Business Assets owned by the Acquired Companies are in material compliance with all applicable Environmental Laws and all material permits, certifications, licenses, approvals, registrations and authorizations required by the Environmental Laws (“Environmental Permits”), and the Acquired Companies validly hold all material Environmental Permits that are necessary for the conduct of the Business as currently conducted. The Acquired Companies have applied, or will before Closing apply, for renewal of any such Environmental Permit that is scheduled to expire within 45 days following the Closing.

     (b) Neither Seller nor the Acquired Companies have received in connection with such Business Assets any unresolved written notice of any citation, summons, order, complaint, penalty, investigation or review by any Governmental Authority (i) with respect to any alleged violation by an Acquired Company of any Environmental Law, (ii) with respect to any alleged failure of an Acquired Company to have any Environmental Permit or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance, nor, to Seller’s Knowledge, has any of the foregoing been threatened.

     (c) To Seller’s Knowledge, there has been no Release of any Hazardous Substances in violation of Environmental Law (i) on, at, beneath or from any location owned, leased or operated by any of the Acquired Companies prior to the Closing Date, or (ii) from the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal on, at or beneath any of such locations or from any such location to any off-site location.

     (a) Subject to the representations and warranties contained in Section 3.3(a), the representations and warranties contained in this Section 3.16 are the exclusive representations and warranties with respect to environmental matters (including environmental Liabilities, Environmental Laws, Environmental Permits and Hazardous Substances) and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

     Section 3.17 Taxes. Except as set forth in Section 3.17 of the Seller Disclosure Letter:

     (a) The Acquired Companies have filed or caused to be filed all Tax Returns required to be filed with respect to the Business and all such Tax Returns are accurate and complete in all material respects, and have paid or caused to be paid all Taxes (whether or not reflected on such Tax Returns). The Acquired Companies are not liable for the Taxes of any other Person as a transferee, successor, by contract or by applicable Law.

     (b) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to any Acquired Company and no Acquired Company has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of any Acquired Company.

     (c) None of the Acquired Companies has any agreement with any Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities with any Person or any Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

     (d) To Seller’s Knowledge, none of the Acquired Companies is currently the subject of any audit or examination with respect to Taxes, no notice of such an audit or examination has been received by any Acquired Company or the Seller, and none of the Seller or any Acquired Company has knowledge that such an audit or examination is imminent.

     (e) None of the Acquired Companies has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return.

     (f) To Seller’s Knowledge, there are no claims by a Tax authority in a jurisdiction where any Acquired Company does not file Tax Returns that any such Acquired Company is or may be subject to taxation by that jurisdiction.

     (g) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted, or would result, in, and the transactions contemplated hereby will not result in, a payment that would not be fully deductible, as a result of Sections 280G or 162(m) of the Code or any similar provision of non-U.S. tax Law. No Business Employee is entitled to receive any additional payment from any Acquired Company in the event the additional or excise tax under Section 409A or 4999 of the Code is imposed on such individual.

     (h) There are no liens for Taxes with respect to any of the assets or properties of the Acquired Companies, other than statutory liens for Taxes not yet due.

     (i) Each deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid.

     (j) No Acquired Company will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Period, as a result of an adjustment under section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

     (k) To Seller’s Knowledge, each Acquired Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding pursuant to Sections 1441, 1442, 1445, 1471, 1472, 3121 and 3402 of the Code and any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under such laws.

     (l) No Acquired Company has been a party to any distribution occurring during the last three (3) years that was treated by the parties as a tax-free distribution under Section 355 of the Code.

     (m) No Acquired Company is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

     (n) No Acquired Company has been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code, a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

     (o) Section 3.17(o) of the Seller Disclosure Letter sets forth with respect to each Acquired Company, as of the Closing Date, if the Acquired Company is treated as a corporation, partnership, or disregarded entity for U.S. federal income tax purposes.

     Section 3.18 Business Receivables. Except as set forth in Section 3.18 of the Seller Disclosure Letter, all Business Receivables of the Acquired Companies to be reflected in the Final Closing Balance Sheet will represent bona fide sales of goods or services made in the ordinary course of business, consistent with past practice, by the Acquired Companies to Persons other than Seller and any Seller Affiliate.

     Section 3.19 Business Inventory. Except as set forth in Section 3.19 of the Seller Disclosure Letter, the Business Inventory of the Acquired Companies to be reflected in the Final Closing Balance Sheet will, as of the date of such balance sheet, be in good and merchantable condition and usable and saleable in the ordinary course of business, consistent with past practice, in all material respects, subject to reserves for obsolete and slow-moving inventory as set forth in such Final Closing Balance Sheet.

     Section 3.20 Business Payables. Except as set forth in Section 3.20 of the Seller Disclosure Letter, all Business Payables of the Acquired Companies to be reflected in the Final Closing Balance Sheet will have arisen from bona fide purchases of goods or services made in the ordinary course of business, consistent with past practice, by the Acquired Companies from Persons other than Seller and any Seller Affiliate.

     Section 3.21 Substantial Customers and Suppliers. Section 3.21(a) of the Seller Disclosure Letter lists each of the 24 largest customers of the Acquired Companies on the basis of revenues for goods sold or services provided for the most recently completed fiscal year, indicating for each such customer its vehicle platforms for which purchase orders for products of the Acquired Companies are in effect with an Acquired Company (each, a “Significant Customer”). Section 3.21(b) of the Seller Disclosure Letter lists each of the 30 largest production material suppliers of the Acquired Companies on the basis of cost of goods or services purchased for the most recently completed fiscal year (each, a “Significant Supplier”). Except as disclosed in Section 3.21(c) of the Seller Disclosure Letter, no Significant Customer or Significant Supplier has ceased or materially reduced its purchases from or sales or provision of services to the Business since April 4, 2010 to the date of this Agreement, or to Seller’s Knowledge, as of the date of this Agreement has threatened in writing to cease or materially reduce such purchases or sales or provision of services after the date of this Agreement, other than such reduction in purchases or sales that are caused by general market conditions or declines in the sales of particular vehicle platforms.

     Section 3.22 Credit Support Arrangements. Section 3.22 of the Seller Disclosure Letter includes a list and description of all of the outstanding Credit Support Arrangements by Seller or any of the Seller Affiliates with respect to the Business as of the date of this Agreement. Except as disclosed in Section 3.22 of the Seller Disclosure Letter, no Acquired Company is an obligor under any guarantees, letters of credit or other credit arrangements, including surety and performance bonds, other than the Credit Support Arrangements.

     Section 3.23 Certain Unlawful Actions. Except as disclosed in Section 3.8(a) of the Seller Disclosure Letter, to Seller’s Knowledge, none of the Acquired Companies nor any director or officer of any Acquired Company, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, or made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows as of the date of this Agreement and as of the Closing Date:

     Section 4.1 Organization and Authority of Buyer. Buyer has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of formation, with the power to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Buyer has the power to enter into this Agreement and the Ancillary Agreements to which it is to be a party and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other action on the part of Buyer is necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Ancillary Agreements to be executed and delivered by Buyer, when executed and delivered by Buyer, will be duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize such Ancillary Agreements or the consummation of the transactions contemplated by such agreements.

     Section 4.2 No Conflict. Neither the execution and delivery of this Agreement by Buyer or the Ancillary Agreement to which Buyer is a party nor compliance by Buyer with the terms and provisions of this Agreement and each such Ancillary Agreement will violate (a) any provision of the certificate of formation and limited liability company agreement of Buyer; or (b) any Law or any injunction, order or decree of any Governmental Authority to which Buyer is subject, except in any such case for any violations, breaches, defaults or other matters that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or any of such Ancillary Agreements.

     Section 4.3 Consents and Approvals. The execution, delivery and performance by Buyer of this Agreement and by Buyer of the Ancillary Agreements to which Buyer is to be a party do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) for the notification requirements of applicable Competition Laws, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and (c) as may be necessary as a result of facts or circumstances relating solely to Seller.

     Section 4.4 Brokers and Finders. Except for the retention of such Persons, the fees and expenses of which will be paid by Buyer in accordance with Section 11.6, Buyer has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 4.5 Financial Capability. Buyer has sufficient funds or unconditional (except for satisfaction of the Buyer’s conditions in Section 8.1 of this Agreement) debt and/or equity financing commitments in place to purchase the Acquired Parent Shares on the terms and conditions contained in this Agreement and will have such funds and commitments on the Closing Date. Availability of funding and financing is not a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

     Section 4.6 Regulatory Matters. Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect its ability to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 4.7 Investment. Buyer is acquiring the Acquired Parent Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges the Acquired Parent Shares are not registered under the Securities Act or any applicable state securities law or other applicable laws, and that the Acquired Parent Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the Acquired Parent Shares. Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller, the Acquired Companies and the JV Companies concerning the merits and risks of investing in the Acquired Parent Shares; (b) access to information about the Acquired Companies and the JV Companies, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and the purchase of the Acquired Parent Shares; and (c) the opportunity to obtain such additional information that either Seller or the Acquired Companies possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the purchase of the Acquired Parent Shares.

     Section 4.8 Litigation. There is no lawsuit, arbitration or other proceeding pending or, to Buyer’s knowledge, threatened against Buyer before any court, arbitration tribunal, or judicial, governmental or administrative agency, which would materially restrict or limit the ability of Buyer to perform its obligations under this Agreement or which seeks to prevent the consummation of the transactions contemplated by this Agreement or the ancillary Agreements.

ARTICLE V

CERTAIN COVENANTS OF SELLER AND BUYER

     Section 5.1 Access and Information.

     (a) Seller will permit Buyer and its representatives, after the date of this Agreement until the Closing, to have reasonable access solely for confirmatory diligence purposes, during regular business hours and upon reasonable advance notice, subject to Seller’s right to have its representatives accompany Buyer’s representatives and subject to other reasonable rules and regulations of Seller, to (i) the Business Assets; provided, however, Buyer will not be permitted to perform any environmental site assessments or other testing, sampling or investigations without Seller’s prior written consent, which consent will not be unreasonably withheld, (ii) the offices, facilities, properties and the financial, accounting and other books and records of Seller and the Acquired Companies relating to the Business, and (iii) the appropriate management personnel of Seller and the Acquired Companies. Seller will furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is readily available with respect to the Business as Buyer will from time to time reasonably request for the purpose of verifying the accuracy of the representations and warranties of Seller in Article III. It is expressly understood by the Parties that, notwithstanding the provisions of this Section 5.1(a), Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges; (ii) to any know-how, operating instructions or other proprietary knowledge of Seller or the Acquired Companies with respect to the products, materials and services used in or produced by the Business; or (iii) in the event Buyer is in breach of this Agreement. It is further understood that Seller will be under no obligation to grant Buyer or its representatives any access if such access would, under the circumstances, unreasonably interfere with Seller’s or the Acquired Companies’ operations, activities or employees, or if such access would, in the reasonable judgment of Seller, violate applicable antitrust or similar Laws, securities Laws, privacy Laws, or labor Laws or contracts, or materially breach any provision of any contract. With respect to any third parties with which Seller, any Acquired Company or any JV Company has a direct or indirect business relationship, and any Governmental Authorities with jurisdiction over or which regulates Seller, any Acquired Company, any JV Company, the Business or the Business Locations, Buyer will not make any independent inquiry with respect to Seller, any Acquired Company, any JV Company, the Business or the Business Locations without Seller’s prior consent.

     (b) All information provided or obtained pursuant to Section 5.1(a) will be held by Buyer in accordance with, and subject to the terms of, and will constitute “Evaluation Material” under, the Confidentiality Agreement, dated April 22, 2010, between the Renco Group, Inc. and Houlihan Lokey Howard & Zukin Capital, Inc. (the “Confidentiality Agreement”). Copies of any environmental site assessment reports generated by Buyer or Buyer’s agents shall be provided to Seller at no cost to Seller.

     Section 5.2 Registrations, Filings, Notices and Licenses.

     (a) Subject to Seller’s and Buyer’s additional obligations under paragraphs (b) and (c) below, Seller and Buyer will, prior to and after the Closing, cooperate and use commercially reasonable efforts to make all registrations, filings and applications, to give all notices (including any required notices to works councils and any required consultations with works councils) and to obtain any governmental approvals, orders, qualifications, licenses, permits and waivers necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that neither Seller, any Seller Affiliate, any Acquired Company or any JV Company will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.

     (b) Buyer will use commercially reasonable efforts to take all actions necessary to make all filings required under all applicable Competition Laws (the “Competition Law Filings”) with respect to the transactions contemplated by this Agreement no later than the earlier of the thirtieth (30th) day following the date of this Agreement and the latest date permitted by applicable Law; provided that in the case any Competition Law Filing must be made by Seller or its Affiliates, Seller will make all such filings or cause all such filings to be made. The Competition Law Filings will be in substantial compliance with the requirements of the applicable Laws. Each Party will cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its Competition Law Filings, to request early termination of the waiting period required by any of the Competition Laws and, if requested, to promptly amend or furnish additional information thereunder. In addition, Buyer and Seller will as promptly as practicable comply with all Laws that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, advice, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary (including Competition Laws). Buyer and Seller will furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyer and Seller will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer and Seller will bear the costs and expenses of their respective filings contemplated in this Section 5.2(b); provided, however, that Buyer will pay the filing fees in connection with any such filings.

     (c) Buyer and Seller each agrees that it will, if necessary to enable Seller and Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any lawsuits, arbitrations or other proceedings challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable.

     Section 5.3 Conduct of Business.

     (a) Prior to the earlier to occur of the Closing or such time as this Agreement is terminated pursuant to Section 11.1, and except as otherwise contemplated or permitted by this Agreement (including Sections 5.11, 5.14, 5.15, 5.16, 5.18 and 5.20(b)) or any of the Ancillary Agreements, described in Section 5.3(a) of the Seller Disclosure Letter, or consented to or approved by Buyer, Seller agrees that it and the Acquired Companies will operate the Business only in the ordinary course of business, consistent with past practice, and use commercially reasonable efforts to preserve the business and relationships with suppliers and customers of the Business and will not undertake any of the following with respect to the Business:

     (i) acquire any real property;

     (ii) dispose of any material Business Assets other than assets not deemed suitable for production or their uses or intended uses or beyond their useful lives;

     (iii) create an Encumbrance other than a Permitted Encumbrance on any of the Business Assets;

     (iv) enter into any leases of real or personal property or any renewals or any such lease involving a rental obligation exceeding $100,000 per annum in the aggregate;

     (v) except if required by Law, existing employment agreements or collective bargaining agreements, increase the rate of compensation or the benefits payable to any of the Business Employees who are below Grade 14 except for increases in accordance with past practices, or increase the rate of compensation or benefits payable to any of the Business Employees who are Grade 14 or above;

     (vi) grant to any Business Employees any increase in retention, change in control, severance or termination compensation or benefits or in any equity or equity-based compensation relating to any Acquired Company;

     (vii) except if required by Law, enter into, amend, modify or terminate any labor agreement, collective bargaining agreement or other contract with any labor organization, union or association in respect to the Business Employees;

     (viii) except as required by Law, establish or modify any (i) targets, goals or similar provisions in respect of any fiscal year under any US Benefit Plan, Foreign Benefit Plan, employment contract or other compensation arrangement with or for Business Employees or (ii) salary ranges, guidelines or similar provisions in respect of any US Benefit Plan, Foreign Benefit Plan, employment contract or other compensation arrangement with or for Business Employees, in each case under (i) or (ii) except for establishments or modifications applicable to the employees covered generally and not disproportionately affecting Business Employees;

     (ix) adopt, amend or terminate any US Benefit Plan or Foreign Benefit Plan for Business Employees, except to the extent required by applicable Law and except in connection with adoptions, amendments or terminations applicable to the covered employees generally and not disproportionately affecting Business Employees;

     (x) make or change any Tax elections or change in method of accounting for Tax purposes, file any amended Tax Return, enter into any closing agreement relating to Taxes, or settle or consent to any claim or assessment relating to Taxes or consent to any waiver of the statute of limitations for any such claim or assessment, in each case to the extent such action could have a detrimental effect on any Acquired Company;

     (xi) make any new commitment or increase any previous commitment for capital expenditures for the Business other than (A) in accordance with the Business’ fiscal years 2010 and 2011 capital expenditure plans previously made available to Buyer, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000 per event;

     (xii) make any change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority;

     (xiii) sell, transfer, assign, or permit the creation of any Encumbrance (other than a Permitted Encumbrance) upon, any of the Acquired Company Shares or JV Company Shares except to or for the benefit of an Acquired Company;

     (xiv) enter into, materially amend or terminate any Material Business Contract, or waive any material right thereunder; or

      (xv) enter into any contract or commitment with respect to any of the foregoing.

     (b) Nothing in this Agreement will diminish the Acquired Companies’ sole title to the Business conducted by them. The provisions of Section 5.3 are not intended to be, nor will they be construed as, an endeavor on the part of Seller or Buyer to implement the transactions contemplated by this Agreement or the Ancillary Agreements prior to the Closing (and satisfaction of the conditions in Sections 8.1(e) and 8.2(e), including the requirements as to applicable Competition Laws), and the Parties agree that Buyer will not prior to the Closing be entitled to exercise any control over the Business and/or affairs of the Acquired Companies or any of the JV Companies.

     (c) Prior to making any new commitment of more than $500,000 or increasing by more than $500,000 any previous commitment for capital expenditures for the Business, in each case in accordance with the Business’ fiscal years 2010 and 2011 capital expenditure plans previously made available to Buyer, Seller will notify Buyer in writing or such intentions.

     Section 5.4 Closing Date Financial Information. For a period of five (5) years after the Closing Date, upon written request of Seller, Buyer will provide Seller within twenty (20) Business Days of such request with such computer support and financial information of the Business as of the Closing Date as Seller may reasonably request in the format customarily required by Seller or the Seller Affiliates, and, upon Seller’s request, such financial information will be accompanied by supplemental financial schedules customarily required by Seller or the Seller Affiliates or divisions in support of such financial information. Nothing in this Section 5.4 will require the Acquired Companies to maintain their existing computer systems.

     Section 5.5 Intellectual Property.

     (a) Except as specifically set forth in this Section 5.5 or an Ancillary Agreement, Buyer acknowledges and agrees that nothing in this Agreement grants or will be deemed to grant to Buyer, any Acquired Company or any JV Company the right to use or continue to use or acquire any interest in any of the Seller Guarantor Trademarks and Logos or any of the other Excluded Intellectual Property.

     (b) Seller and the Seller Affiliates have a proprietary interest in the Seller Guarantor Trademarks and Logos. The Parties recognize that the Business may have existing signage, supplies and other materials that include the Seller Guarantor Trademarks and Logos on the Closing Date (“Existing Materials”). Seller grants the Acquired Companies a royalty-free, non-exclusive license to use the Seller Guarantor Trademarks and Logos on the Existing Materials, on a worldwide basis, for a period of 60 days after the Closing Date (“Phase Out Period”). Buyer agrees that it will not, and will cause the Acquired Companies to not, use any of the Seller Guarantor Trademarks or Logos in any fashion after the Effective Time except only as permitted by the provisions of this Section 5.5(b) and Section 5.5(c). Buyer will, and will cause the Acquired Companies to, take such action as may be necessary or appropriate to change their names to names which do not use any Seller Guarantor Trademarks or Logos and which are not confusingly similar to any of the Seller Guarantor Trademarks and Logos as promptly as reasonably practicable after the Effective Time, but not later than the end of the Phase Out Period. Buyer will deliver to Seller customary evidence that such names have been changed as required by this Section 5.5(b) not later than the end of the Phase Out Period. For purposes of the preceding sentence, customary evidence shall mean a Governmental Authority acknowledged copy of the amended formation or charter documents indicating such a change of name. Buyer further agrees it will not, and will cause the Acquired Companies to not, from and after the Closing, produce, or have produced, any additional supplies or other goods bearing any of the Seller Guarantor Trademarks and Logos, without Seller’s express written permission. In addition, Buyer agrees that it will not, and it will cause the Acquired Companies to not, use any of the Seller Guarantor Trademarks and Logos on forms, labels or other items where it would cause confusion regarding the contracting entity or imply Seller or any of the Seller Affiliates were conducting activities for which they are not licensed. Upon expiration of the Phase Out Period, Buyer will, and will cause the Acquired Companies to, destroy all remaining Existing Materials in their possession or control. At Seller’s request, Buyer will give Seller reasonably satisfactory evidence of the destruction of the remaining Existing Materials.

     (c) To the extent that any of the Seller Guarantor Trademarks and Logos are Hard Tooled into any tooling used by any of the Acquired Companies (or any of their suppliers), Seller agrees to grant to the applicable Acquired Company a non-exclusive, royalty free license to use such tooling for the production of components including such Seller Guarantor Trademarks and Logos for a term of 270 days after the Closing; provided, however, if Buyer has made a good faith effort to remove Seller Guarantor Trademarks and Logos in accordance with the following sentence, then such period shall be extended for an additional 90 days. Buyer will, or will cause the applicable Acquired Company to, bear all costs of modifying all tooling so as to remove all Seller Guarantor Trademarks and Logos (or replacing the tooling). “Hard Tooled” means incorporated into the tooling in a manner where the tooling must be modified in order for the tooling to produce components not bearing the Seller Guarantor Trademarks and Logos.

     (d) All use of the Seller Guarantor Trademarks and Logos as permitted by this Section 5.5 will inure solely to the benefit of Seller. Buyer will not, and will cause the Acquired Companies to not, claim any title or other proprietary right to any of the Seller Guarantor Trademarks and Logos by virtue of any license or right granted under this Section 5.5 or otherwise. Buyer agrees to, and to cause the Acquired Companies to, use the Seller Guarantor Trademarks and Logos only in connection with the conduct of the Business, consistent with the conduct as of the Closing Date, to provide goods and services which meet the quality standards at least as great as those of Seller, the Acquired Companies prior to the Closing Date. Buyer will, and will cause the Acquired Companies to, permit Seller and its authorized representatives, upon reasonable advance notice, access to all facilities where any of the Seller Guarantor Trademarks and Logos are used by or on behalf of the Buyer, the Acquired Companies and to inspect the use by or for the Buyer or the Acquired Companies of the Seller Guarantor Trademarks and Logos to ensure such quality standards are achieved.

     Section 5.6 Commercially Reasonable Efforts to Satisfy Conditions. Seller and Buyer will each use its respective commercially reasonable efforts to cause the conditions to its respective obligations set forth in Article VIII to be satisfied at or prior to Closing.

     Section 5.7 Transition Services Agreement. On the Closing Date, Buyer, the Acquired Companies and Seller will execute and deliver the Transition Services Agreement pursuant to which they will make available to each other the services described in the Transition Services Agreement on the terms and conditions as set forth therein. Except as agreed to in the Transition Services Agreement, at the Closing, all data processing, finance, accounting, internal audit, tax, insurance, banking, personnel, corporate, legal, communications, human resources, facilities management, environmental, engineering, employee safety, business intelligence, administrative and other services provided to the Acquired Companies and the JV Companies by Seller and the Seller Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties to the agreements or understandings. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by Seller or any Seller Affiliate to Buyer or any of the Acquired Companies or JV Companies from and after the Closing will be for the convenience, and at the expense, of Buyer, the Acquired Companies and the JV Companies only, and will be furnished without any liability on the part of Seller or such Seller Affiliate.

     Section 5.8 Disclaimers.

     (a) To the fullest extent not prohibited by mandatory provisions of applicable Law that cannot be waived by the Parties, and except for the representations and warranties of Seller contained in Article III of this Agreement or in the Ancillary Agreements, all representations and warranties (whether express or implied and whether oral or in writing) made or given by or on behalf of Seller in connection with any matters related to or connected with this Agreement, the Acquired Company Shares, the JV Company Shares, the Business, Business Assets, the Business Locations, or any of the transactions contemplated by this Agreement are expressly excluded, have no force or effect, and have not been and will not be relied upon by Buyer.

     (b) Buyer acknowledges and agrees that, except as (and solely to the extent) specifically set forth in this Agreement and the Ancillary Agreements, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, assurances or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to: (i) the nature, quality or condition (financial or otherwise) of the Business, the Business Assets, or the Business Locations, including any environmental conditions; (ii) the suitability of the Business Assets or the Business Locations for any and all activities and uses that Buyer or any Acquired Company may conduct with such assets or at such locations; (iii) the compliance of or by the Business Assets or the Business Locations or their operation with any Laws; (iv) the manner or quality of the construction or materials, if any, incorporated into the Business Assets or the Business Locations; (v) the manner, quality, state of repair or lack of repair of the Business Assets or the Business Locations; (vi) any other matter with respect to the physical condition of the Business Assets or the Business Locations; and (vii) the habitability, merchantability, marketability, fitness for particular purpose, or profitability of the Business Assets, the Business Locations or the Business. Buyer acknowledges and agrees that Seller makes no representations or warranties regarding the future performance of the Business, or any estimates, projections, plans or budgets or similar information furnished to Buyer by or on behalf of Seller, any Seller Affiliates, any Acquired Company or any JV Company, including the information made available to Buyer and its representatives in “data rooms” (virtual or physical) or referred to in the undated Confidential Business Summary, the Confidential Information Memorandum provided to Buyer on or about April 28, 2010, any related financial information or any of the management or other presentations made by or on behalf of Seller, any Seller Affiliate, any Acquired Company, or any JV Company.

     (c) Buyer acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based on such inquiry and investigation, has formed an independent judgment concerning, the Acquired Parent Shares, the other Acquired Company Shares, the JV Company Shares, the Business, the Business Assets and the Business Locations, (ii) it has been furnished with or given adequate access to such information about the Acquired Parent Shares, the other Acquired Company Shares, the JV Company Shares, the Business, the Business Assets and the Business Locations as it has requested and (iii) with respect to information (other than, as to Seller only, the representations and warranties of the Seller contained in Article III) furnished by Seller, any Seller Affiliate, any Acquired Company or any JV Company concerning Seller, the Acquired Companies, the JV Companies, the Business, the Acquired Parent Shares, the other Acquired Company Shares, the JV Company Shares, the Business Assets, or the Business Locations, Buyer will not assert any defense to Seller’s enforcement of this Agreement or any of the Ancillary Agreements nor assert any claim against Seller, any Seller Affiliate or any of their respective directors, officers, employees, agents, stockholders, managers, members, consultants, investment bankers or representatives, or any of their respective heirs, successors, and assigns (together with Seller, “Seller Parties”) or hold any of the Seller Parties liable for any inaccuracies, misstatements or omissions.

     Section 5.9 Covenant Not to Compete.

     (a) Seller agrees that during the Seller Non-Compete Period, neither Seller nor any of the Seller Affiliates will engage in, manage, operate or have any controlling ownership interest in any Person which engages in any of the Restricted Activities anywhere in the world; provided, however, that it will not be a violation of this Section 5.9(a) for Seller or any Seller Affiliate:

     (i) to engage in or to continue to engage in any of the Permitted Activities anywhere in the world; or

     (ii) to acquire a controlling stake in, directly or indirectly, the equity or assets of, any Person engaged in the Restricted Activities if (x) Seller or the Seller Affiliate uses reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition), its interest in such Person engaging in the Restricted Activities or to cause such Person to stop engaging in the Restricted Activities; or (y) the annual revenues of such Restricted Activities are not greater than five percent (5%) of the consolidated revenues of such Person for the twelve month period ending on the date the controlling stake in the equity or assets of the Person was acquired.

          None of the provisions of this Section 5.9(a) will operate to prohibit, hinder, impede or restrict from engaging in any Restricted Activities in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Seller or any of the Seller Affiliates (provided that Seller and the Seller Affiliates immediately prior to the date of such transactions will continue to be subject to the provisions of this Section 5.9(a) after any such transaction).

     (b) The “Seller Non-Compete Period” means the period beginning on the Closing Date and ending, with respect to each applicable legal jurisdiction, on the earlier of the five (5) year anniversary of the Closing Date and the latest date on which Seller’s covenant not to compete contained in this Section 5.9 will be legally enforceable in each such legal jurisdiction.

     (c) As of and from the date hereof, Seller, on behalf of itself and Seller Affiliates, agrees that it will not (and will cause Seller Affiliates not to) form, be a party to, or otherwise have any equity participation in any joint venture, partnership or other Person formed, incorporated or otherwise created on or after the date hereof for the purpose of engaging in Restricted Activities during the Seller Non-Compete Period. To the extent that Seller or any Seller Affiliate has an interest in a Person and has the right to consent to the engagement by such Person in Restricted Activities, Seller will, or will cause Seller Affiliate to, withhold such consent.

     (d) Seller agrees that, a period of three (3) years after the Closing Date, it will not, and will cause the Seller Affiliates to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of an Acquired Company), any Business Employee who is Grade 14 or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Seller or any of the Seller Affiliates not specifically targeted at any such Business Employees that results in Seller or a Seller Affiliate hiring a Business Employee or (ii) Seller or any Seller Affiliate from hiring any such Business Employee who has not been employed by any Acquired Company during the six (6) months preceding the date of hire. Buyer agrees that, for a period of three (3) years after the Closing Date, it will not, and will cause its controlled Affiliates (including the Acquired Companies) to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of Seller or the Seller Affiliates) any employee of Seller or any Seller Affiliates as of the Closing Date who is Grade 14 or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Buyer or any of its controlled Affiliates (including any Acquired Companies) not specifically targeted at any such employee that results in hiring of an employee of Seller or a Seller Affiliate or (ii) Buyer or any of its controlled Affiliates from hiring any such employee who has not been employed by Seller or any of the Seller Affiliates during the six (6) months preceding the date of hire.

     (e) If any provision contained in this Section 5.9 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, and this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.9 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction will construe and interpret or reform this Section 5.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Agreement) as will be valid and enforceable under such Law.

     (f) Seller and Buyer acknowledge that the covenants set forth in this Section 5.9 are an essential element of this Agreement and that, but for the agreement of Seller and Buyer to comply with these covenants, each of the Parties would not have entered into this Agreement. Seller and Buyer acknowledge that this Section 5.9 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by any of the Parties. Seller and Buyer agree and acknowledge that remedies at Law for any breach of this Section 5.9 are inadequate and that in addition thereto the Parties shall each be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

     Section 5.10 Nondisclosure.

     (a) Seller will, and will cause the Seller Affiliates to, for the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date, hold in strict confidence and not disclose to any third party, and not use in violation of Section 5.9, any Confidential Information Related to the Business. Notwithstanding the foregoing, Seller and the Seller Affiliates will only be required to use the same standard of care and the same procedures to hold in confidence and protect against disclosure of such information to any third party as they use for their own Confidential Information. This Section 5.10(a) does not apply to that part of the Confidential Information Related to the Business that Seller demonstrates (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 5.10(a) or any applicable confidentiality agreement by Seller or any of the Seller Affiliates; (ii) is developed by Seller or any of the Seller Affiliates after the Closing independently of and without reference to any of such Confidential Information; or (iii) becomes available to Seller or any of the Seller Affiliates after the Closing on a non-confidential basis from a third party not bound by a confidentiality agreement or any known legal, fiduciary or other obligation restricting disclosure.

     (b) Buyer will, and will cause its controlled Affiliates (including the Acquired Companies) to, for the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date, hold in strict confidence and not disclose to any third party, and not use for any purpose whatsoever, any Confidential Information of Seller or the Seller Affiliates other than the Confidential Information Related to the Business. Notwithstanding the foregoing, Buyer and its controlled Affiliates (including the Acquired Companies) will only be required to use the same standard of care and the same procedures to hold in confidence and protect against disclosure of such information to any third party as the Acquired Companies used for their own Confidential Information as of the Closing Date. This Section 5.10(b) does not apply to that part of the Confidential Information of Seller that Buyer demonstrates (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 5.10(b) or any applicable confidentiality agreement by Buyer or any of its controlled Affiliates; (ii) is developed by Buyer, any of its Affiliates after the Closing independently of and without reference to any of such Confidential Information; or (iii) becomes available to Buyer or any of its controlled Affiliates after the Closing on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

     (c) If a Party or its controlled Affiliates is required by Law or valid court order to make any disclosure that is prohibited or otherwise constrained by this Section 5.10, the Party will provide the other Party with prompt notice of such compulsion or request, if not prohibited from doing so by Law or valid court order, so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.10. In the absence of a protective order or other remedy, the Party or its controlled Affiliate may disclose that portion (and only that portion) of the Confidential Information that the Party or controlled Affiliate is legally compelled to disclose; provided, however, that the Party or controlled Affiliate will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 5.10 do not apply to any legal proceedings between the Parties to this Agreement.

     (d) Notwithstanding any terms or conditions to the contrary in this Agreement or any other document provided to the Buyer or Seller in connection with this Agreement, Seller, Buyer, each Acquired Company, their Affiliates, and each of its employees, representatives and other agents, may disclose to any and all Persons, without limitation of any kind, the U.S. federal and state income and franchise tax treatment and U.S. federal and state income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure.

     Section 5.11 Credit Support. Buyer acknowledges that, in the course of the conduct of the Business, Seller and the Seller Affiliates may have entered into various arrangements (a) in which guarantees, letters of credit or other credit arrangements, including surety and performance bonds were issued by, or for the account of, Seller or a Seller Affiliate or (b) in which Seller and/or a Seller Affiliate may be the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate Business transactions of any Acquired Company or JV Company. Such arrangements by such parties are hereinafter referred to as the “Credit Support Arrangements.” Section 3.22 of the Seller Disclosure Letter contains a list of the Credit Support Arrangements as of the date of this Agreement. Seller and Buyer agree that the Credit Support Arrangements are not intended to continue after the Closing and that Seller and the Seller Affiliates intend to cancel the Credit Support Arrangements to the extent practicable effective at the Effective Time. Buyer agrees to replace all Credit Support Arrangements which are letters of credit effective at the Closing and to use commercially reasonable efforts (including offering to cash collateralize any such Credit Support Arrangements to the extent they are cash collateralized as of the date of this Agreement) to (i) obtain replacement non-letter of credit Credit Support Arrangements, which will be in effect at the Closing, (ii) repay, or cause the repayment of, all debt and other obligations to which such non-letter of credit Credit Support Arrangements relate (and cause the cancellation of such non-letter of credit Credit Support Arrangements) or (iii) arrange for Buyer or one of its controlled Affiliates to be substituted as the obligor of such non-letter of credit Credit Support Arrangements as of the Closing Date and, in each case, obtain the release of Seller and the Seller Affiliates from any such arrangements. If Buyer cannot obtain the release of Seller and the Seller Affiliates from any such Credit Support Arrangements but the Closing still occurs, Buyer will indemnify and hold Seller and such Affiliates harmless for any Losses incurred by Seller or such Affiliates from and after the Closing with respect to such Credit Support Arrangements. Further Buyer acknowledges that there can be no assurances that the third party obligee of a Credit Support Arrangements will be willing to accept substitute credit support arrangements from Buyer, the Acquired Companies or the JV Companies, or if the third party is willing to do so, that it will not require different or additional collateral or other credit support arrangements. For greater certainty, there will be no adjustment to the Purchase Price with respect to any canceled or replaced Credit Support Arrangements.

          [RESERVED].

     Section 5.13 Insurance.

     (a) Buyer acknowledges and agrees that Seller’s insurance polices will not cover the Acquired Companies or the Business Assets at or after the Effective Time and Buyer will be required to, and to cause the Acquired Companies to, obtain their own insurances coverage at and after Effective Time.

     (b) Seller will use commercially reasonable efforts to assist the Acquired Companies in tendering claims for occurrences prior to the Effective Time to the applicable insurers under Seller’s insurance policies in effect as of the Effective Time for the benefit of the Acquired Companies with respect to the Business that are “occurrence” policies (the “Seller Insurance Policies”) and to provide the Acquired Companies with any proceeds in a timely fashion of all such claims made by or with respect to the Business under the Seller Insurance Policies. Seller does not represent, warrant or covenant that such insurance policies will provide coverage for any claims that any Acquired Company may elect to make or that the issuers of such policies will not wrongfully refuse to honor any such claims. Buyer acknowledges and agrees that the Acquired Companies will have no rights with respect to claims asserted on or after the Closing Date, under any insurance policy that is a “claims made” type of policy maintained by Seller for the benefit of the Acquired Companies with respect to the Business. Buyer acknowledges that claims under several of the Seller Insurance Policies are administered by the insurance carrier in such a way that the insurance carrier makes payments on behalf of the insured for which the carrier is entitled to reimbursement (the “Carrier Reimbursement”) from Seller, generally equal to the amount of the applicable deductible for such claim under the policy. Buyer agrees to promptly (but in no event later than five (5) Business Days prior to the date on which Seller is obligated to pay any Carrier Reimbursement) to pay to Seller an amount equal to the Carrier Reimbursement with respect to claims asserted by the Acquired Companies. Seller may, subject to the consent of the applicable insurance carrier, require Buyer to pay the Carrier Reimbursements directly. Buyer will, and will cause the Acquired Companies to, execute all reasonably required documentation to effect such direct payment of the Carrier Reimbursement. The Parties will cooperate to explore the possibility after the Closing Date of adding Acquired Companies as additional named insureds under the Seller Insurance Policies at Buyer’s expense.

     Section 5.14 Pre-Closing Reorganization Transactions.

     (a) Seller will use commercially reasonable efforts to complete the Pre-Closing Reorganization Transactions materially in accordance with Appendix I prior to the Effective Time.

     (b) To the extent Pre-Closing Reorganization Transactions have not been completed prior to the Effective Time, Seller and Buyer will cooperate to complete them. Notwithstanding any other provision of this Agreement, the Liability of the Acquired Companies that assume Liabilities Related to the Business from a Seller Affiliate, as part of the Pre-Closing Reorganization Transactions, to the Seller Affiliate from which such Liabilities were assumed, but only with respect to such Liabilities for which such Seller Affiliate did not receive a valid release, shall continue after the Closing.

     Section 5.15 Cash Management Transactions. Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Seller and the Seller Affiliates will be permitted, but not required to, remove all Cash from the Acquired Companies. Without limiting the generality of the foregoing, Seller, the Seller Affiliates, and the Acquired Companies will be permitted to take various actions at any time and from time to time prior to or at the Closing with respect to their management of Cash and the removal of Cash from the Acquired Companies, whether or not in the ordinary course of business, and these actions may include, by way of example and not of limitation, capitalization, distributions, incurrence and repayment of receivables and payables, incurrence and repayment of indebtedness, and other transactions.

     Section 5.16 Third Party and Intercompany Indebtedness.

     (a) Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Seller, the Seller Affiliates and the Acquired Companies will be permitted to, but will have no obligation to, incur or create additional Third Party Indebtedness and repay or otherwise settle all or any part of Third Party Indebtedness. For greater certainty, Third Party Indebtedness outstanding at the Effective Time will be taken into account as a purchase price adjustment as provided in Sections 2.2 and 2.3.

     (b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Seller, the Seller Affiliates and the Acquired Companies will be permitted to, but will have no obligation to, incur or create additional Intercompany Indebtedness and repay or otherwise settle all or any part of the Intercompany Indebtedness. For greater certainty, (i) Section 5.16(c) below applies to the settlement of Intercompany Seller Indebtedness as of the Effective Time and (ii) there is no obligation to settle or repay any of the Intercompany Acquired Company Indebtedness in connection with the Closing and such Intercompany Acquired Company Indebtedness may remain outstanding in accordance with its terms and will not be taken into account in any adjustment to the Purchase Price.

     (c) Seller will, or will cause the applicable Seller Affiliate or Acquired Company to use commercially reasonable efforts to, pay or otherwise settle prior to the Closing Date substantially all Intercompany Seller Indebtedness. Notwithstanding the foregoing, any amount of Intercompany Seller Indebtedness that is not settled prior to the Closing Date and is reflected in the Final Closing Intercompany Seller Indebtedness will be included in the determination of Intercompany Adjustment Amount pursuant to Section 2.3(d).

     Section 5.17 Delivery of Certain Financial Information. (a) Seller will prepare and deliver to Buyer, not later than two (2) Business Days prior to the Closing, statements setting forth its good faith estimates of (i) the amount of Cash of the Acquired Companies that will remain as of the Effective Time (the “Estimated Cash Amount”), (ii) the amount of the outstanding Third Party Indebtedness that will remain as of the Effective Time (the “Estimated Indebtedness Amount”), (iii) the amount of Trade Working Capital as of the end of the immediately preceding fiscal month (the “Estimated Trade Working Capital Amount”), (iv) the amount of the Intercompany Seller Account Balances that will remain as of the Effective Time (which may be a positive or negative number) (the “Estimated Intercompany Seller Account Balances Amount”) and (v) the amount of the Intercompany Seller Indebtedness that will remain as of the Effective Time (which may be a positive or negative number) (the “Estimated Seller Intercompany Indebtedness Amount”).

          (b) Within fifteen (15) Business Days following the end of each month prior to the Closing, Seller shall provide to Buyer (i) the unaudited consolidated balance sheet and income statement of the Business as of the end of such month and (ii) an unconsolidated aging list showing accounts receivable by reporting locations and customers prepared from the applicable books and records in accordance with the Accounting Principles and Practices.

     Section 5.18 Intercompany Account Balances.

     (a) Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Seller, the Seller Affiliates and the Acquired Companies will be permitted to, but will have no obligation to, incur or create additional Intercompany Seller Account Balances and pay or otherwise settle all or any part of the Intercompany Seller Account Balances. Seller will, or will cause the applicable Seller Affiliate or Acquired Company to, use commercially reasonable efforts to pay or otherwise settle prior to the Closing Date substantially all Intercompany Seller Account Balances to the extent practical. Notwithstanding the foregoing, any amount of Intercompany Seller Account Balances that is not settled prior to the Closing Date and is reflected in the Final Closing Intercompany Seller Account Balances will be included in the determination of Intercompany Adjustment Amount pursuant to Section 2.3(d).

     (b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Seller, the Seller Affiliates and the Acquired Companies will be permitted to, but will have no obligation to, incur or create additional Intercompany Acquired Company Account Balances or to pay or otherwise settle all or any part of the Intercompany Acquired Company Account Balances. For greater certainty, none of the Intercompany Acquired Company Account Balances will be subject to Section 5.18(a) and instead may remain outstanding in accordance with their respective terms and will not be taken into account in any adjustment to the Purchase Price.

     Section 5.19 Transactions with Affiliates. Except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant to this Agreement or any of the Ancillary Agreements and (ii) the contracts, agreements or licenses disclosed on Section 5.19 of the Seller Disclosure Letter, all of the contracts Related to the Business between any Acquired Company or JV Company, on the one hand, and Seller or any Seller Affiliate, on the other hand, will be terminated effective as of the Effective Time.

     Section 5.20 Business Excluded Assets and Certain Business Assets.

     (a) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, Seller and the Seller Affiliates will retain, or have transferred to them, and the Business Assets will not include, and Buyer and the Acquired Companies will not have any right, title or interest in, any of the Business Excluded Assets.

     (b) Buyer acknowledges that Seller, the Seller Affiliates and the Acquired Companies and other Affiliates of Seller may transfer, by way of distribution or otherwise, any Business Excluded Assets out of the Business prior to Closing and that it is intended that, to the extent practicable, the Business Excluded Assets relating to the Business will be transferred out of the Business prior to Closing. In the event, through inadvertence, mistake or for any other reason, any Business Excluded Assets are retained by an Acquired Company, Buyer agrees to, and to cause the Acquired Companies to, notify Seller of that fact and promptly transfer and deliver the same to Seller or its designee. The Parties will cooperate to effect any transfer of assets required by the previous sentence in the most tax efficient manner.

     (c) To the extent that any of the Business Assets include rights or assets that (i) are necessary for the operation of any business of Seller or a Seller Affiliate other than the Business and (ii) were used by Seller or a Seller Affiliate prior to the Effective Time, Buyer agrees, to the extent possible, to (or to cause an Acquired Company to) transfer, convey, assign, license, sublicense, share or enter into another arrangement with respect to such rights or assets so that Seller and the Seller Affiliates will have substantially similar benefits (subject to the burdens) of such rights and assets for such other business as they had prior to the Effective Time; provided, however, that the foregoing will not require Buyer (A) to permit Seller or its Affiliates to use such rights or assets in violation of Section 5.9(a) or (B) to transfer, convey, assign, license, sublicense or enter into such other arrangement if such action precludes or materially impairs Buyer’s or an Acquired Company’s use of such rights or assets in the Business.

     Section 5.21 Performance of Obligations. From and after the Effective Time, Buyer will cause the Acquired Companies to fully pay, discharge, satisfy and perform when due all of their Liabilities, including but not limited to: (a) the Liabilities for which they are to be responsible under Article VI and Article VII; (b) all Liabilities in respect of Shared Contracts to the extent related to the Business; (c) all Liabilities described in the second sentence of the definition of Indebtedness to the extent related to the Business; and (d) all Liabilities assumed by the Acquired Companies under the Pre-Closing Reorganization Agreements and Instruments.

     Section 5.22 Waiver and Release of Certain Claims. Buyer will, and will cause the Acquired Companies to, irrevocably waive and release all claims and rights against Seller, any Seller Affiliate, any officer, director, member, manager, or employee of Seller or any Seller Affiliate and any Person who was an officer, director, member or manager of any Acquired Company at any time before the Closing and who either ceased holding such position before the Closing or under the terms of this Agreement is to do so in connection with the Closing, other than claims and rights against Seller under this Agreement or any Ancillary Agreement.

     Section 5.23 Indemnification of Officers, Directors, Employees and Agents of the Acquired Companies.

     (a) From and after the Effective Time, until the sixth (6th) year anniversary of the Effective Time, the Acquired Companies will not, and Buyer will cause the Acquired Companies to not, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions contained in their charters, bylaws or similar constituent documents in a manner that would adversely affect the rights of any D&O Indemnified Party thereunder.

     (b) If an Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provisions must be made prior to any such transaction being consummated so that the successors and assigns of the Acquired Company will assume all of the obligations set forth in this Section 5.23.

     (c) The provisions of this Section 5.23 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Parties. The rights of the D&O Indemnified Parties under this Section 5.23 will be in addition to any rights the D&O Indemnified Parties may have under any applicable contracts, insurance policies or Laws.

     Section 5.24 Resignations. At the written request of Buyer delivered to Seller not later than thirty (30) days before the Closing, Seller will use commercially reasonable efforts (not involving any payment of any money or any other financial accommodation and provided that Seller may do so under applicable Law) to obtain the written resignations, termination agreements, termination notices or comparable instruments, effective at the Closing, of the officers, directors, managers or similar members of management of the Acquired Companies from those positions. For greater certainty, this Section 5.24 will not affect any terms or conditions of any such Person’s employment with any of the Acquired Companies.

     Section 5.25 Structuring Requests.

     (a) At Buyer’s request, Seller shall make an election with respect to any or all of the Acquired Companies under section 338 of the Code to treat the acquisitions as asset sales for U.S. federal income tax purposes or to treat any or all of the Acquired Companies as partnerships for U.S. federal tax purposes or otherwise use its best efforts to undertake any action requested by Buyer to maximize Buyer’s basis for U.S. federal income tax purposes in each of the Acquired Companies, and of the Acquired Companies in their respective assets for U.S. federal income tax purposes at the Effective Time. If Buyer requests any action pursuant to this Section 5.25 (“Section 5.25 Action”), the Purchase Price shall be increased by the Tax Cost resulting from all of the Section 5.25 Actions (including any Tax Cost attributable to the receipt of any increase in the Purchase Price). Within forty-five days of the receipt of the Allocation Schedule (as finally determined), Seller will prepare a schedule and report of the amount of the increase in the Purchase Price resulting from all of the Section 5.25 Actions (the “Final Section 5.25 Amount”) and will deliver the schedule and report to Buyer. In the event that Buyer does not accept the Final Section 5.25 Amount during the Buyer Review Period, Buyer and Seller will resolve any dispute using the procedures set froth in Section 2.4(f) through Section 2.4(h). In determining the Final Section 5.25 Amount, it shall be assumed that the Seller is taxable at the highest marginal Tax rate applicable to the type of income resulting from any Section 5.25 Action. Buyer shall pay all of the fees, costs and expenses incurred in connection with the determination of the Final Section 5.25 Amount. Any services rendered by any employees of Seller or any Seller Affiliate in connection with the determination of the Final Section 5.25 Amount shall be considered to be services rendered pursuant to the Transition Services Agreement. The Final Section 5.25 Amount will not be considered to be part of the Purchase Price for purposes of the last sentence of Section 2.2(a).

     (b) Buyer, Seller, and their respective Affiliates shall cooperate with each other to the extent necessary (including making any required elections) to permit Buyer to treat wages paid to all employees of Seller prior to the Closing who become employees of Buyer or its Affiliates subsequent to the Closing as having been paid by the Buyer as successor employer solely for the purposes of Section 3121(a)(1) of the Code and any related employment or withholding tax provisions of any relevant Tax law.

     (c) Notwithstanding Section 2.6 of this Agreement, Buyer shall pay all Transfer Taxes as a result of or relating to any Section 5.25 Action (“Section 5.25 Transfer Taxes”). In the event that any Section 5.25 Transfer Taxes of whatsoever nature are imposed on Seller and/or any Seller Affiliate by a Taxing Authority, the Purchase Price will be grossed up by the applicable Transfer Taxes so their burden is entirely borne by Buyer. In the event that any Section 5.25 Transfer Taxes of whatsoever nature are imposed on Seller and/or any Seller Affiliate by a Taxing Authority after the Purchase Price has been paid, Buyer shall within seven (7) days of a notice from Seller and/or any Seller Affiliate informing Buyer of such Section 5.25 Transfer Tax, pay the amount of Transfer Taxes claimed by the Taxing Authority to the Seller and/or the Seller Affiliate. Buyer will duly and timely prepare and file any notices, returns or other filings required in any jurisdiction with respect to any Section 5.25 Transfer Taxes. Buyer will deliver copies to Seller a reasonable time before the notices, returns or other filings are due for its review and will promptly deliver to Seller copies of all such notices, returns and filing once filed and evidence of payment of all Section 5.25 Transfer Taxes.

     Section 5.26 Withholding Form. Seller shall deliver to Buyer prior to the Closing a certificate, in form and substance satisfactory to Buyer and consistent with Treasury Regulation Section 1.897-2(h), certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

     Section 5.27 Bank and Brokerage Accounts. At least two weeks before the Closing Date, Seller will provide Buyer with (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Acquired Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of any Acquired Company having signatory power with respect thereto.

     Section 5.28 Escrow Deposit. Buyer agrees to deposit the full Deposit Amount with the Escrow Agent not later than 5:00 p.m., ET, on the date of this Agreement (the “Escrow Deposit Deadline”). The Deposit Amount will be held and administered by the Escrow Agent in accordance with the Deposit Escrow Agreement.

     Section 5.29 Distribution of Restricted Cash. On or prior to Closing, Seller will use commercially reasonable efforts to cause ArvinMeritor CVS (Shanghai) Ltd., Meritor LVS Zhenjiang (II) Co., Ltd., Arvin Innovation Automotive Systems Changchun Company Limited, and ArvinMeritor do Brasil Comercio de Sistemas de Portas Ltda. (the “Restricted Companies”) to distribute to Seller or a Seller Affiliate all Cash held by them other than Restricted Cash. Any Cash not so distributed by the Restricted Companies to Seller or a Seller Affiliate prior to Closing will be deemed to be Restricted Cash. As soon as practicable following the Closing and subject to and in accordance with all applicable Laws (including liquidity requirements), Buyer will (i) cause the Restricted Companies to dividend or otherwise distribute the maximum amount of such Restricted Cash resulting from pre-Closing earnings as are permitted to be dividended or distributed under such Laws and (ii) promptly remit such dividended or distributed amount to Seller, net of any income, withholding or other Taxes, bank charges, currency conversion charges or other costs payable to non-Affiliates of Buyer which are reasonably incurred or payable by Buyer, any Affiliate of Buyer, or any Acquired Company in connection with such dividend, distribution or remittance. Buyer’s obligation under this Section 5.21 to cause the Restricted Companies to dividend or distribute, and remit to Seller, Restricted Cash will not expire until such time as all Restricted Cash shall have been so dividended or distributed. Following the date hereof, the Parties will cooperate to determine whether Cash held in jurisdictions other than China and Brazil is subject to similar restrictions as the Restricted Cash and, if so, the Parties will enter into an appropriate amendment to this Agreement to afford similar treatment to such Cash in other jurisdictions, if any.

     Section 5.30 Provision of Tax Information. Seller will use commercially reasonable efforts to provide to Buyer, on or prior to September 2, 2010, the following information as of September 30, 2009: (i) the basis of each Acquired Company in the following categories of assets: (A) depreciable property; (B) good will and going concern value; (C) inventory and (D) other assets, (ii) each Acquired Company’s basis in the stock of its subsidiaries, provided, however, that Buyer acknowledges that Seller may not be able to provide such information for all of the Acquired Companies, (iii) the amount of any net operating losses, net capital losses, unused investment or other credits, unused foreign Tax, or excess charitable contributions of each Acquired Company that is a corporation organized under the laws of a jurisdiction within the United States of America (“US Corporation”), and any limitations thereon, and (iv) the amount of any deferred gain or loss allocable to each Acquired Company that is a US Corporation which is part of a consolidated group to the extent arising out of any prior intercompany transactions.

     Section 5.31 Transition Services Agreement. Buyer and Seller shall negotiate in good faith a transition services agreement (the “Transition Services Agreement”) containing usual and customary terms, including limitations on the potential liability of service providers, to be executed and delivered by Buyer and Seller at the Closing.

     Section 5.32 Proposed Alabama JV with PHA. Prior to Closing, Buyer will be entitled to participate in any negotiations between the Business and Pyeong HWA Automotive Company Ltd. (“PHA”) with respect to any joint venture between the Business and PHA in Montgomery, Alabama involving the contribution, transfer or use of certain Business Assets to or by such joint venture (the “PHA JV”). No binding agreement with respect to the PHA JV will be executed without the prior written consent of Buyer, which consent will not be unreasonably withheld. Notwithstanding any other provision of this Agreement, any consideration (whether Cash or otherwise) provided to any Acquired Company in exchange for such contribution, transfer or use of such Business Assets will, as of the Closing, continue to be held by such Acquired Company, free and clear of all Liens other than Permitted Encumbrances, and to the extent such consideration consists of Cash, such Cash will not be included in the calculation of the Estimated Cash Amount, the Cash Adjustment Amount, the Final Closing Cash Amount, the Closing Payment or the Purchase Price.

     Section 5.33 Notice of Possible Failure to Comply with Covenants. Buyer and Seller shall promptly notify the other Party if and when Buyer or Seller, as the case may be, believes the other Party to not be materially complying with its covenants contained in this Agreement.

ARTICLE VI

TAX MATTERS

     Section 6.1 Prior Period Returns. Following the Closing, Seller will cause to be timely prepared and filed with respect to the Acquired Companies all Tax Returns the due date for filing of which, determined taking into account extensions, is on or before the Closing Date (the “Prior Period Tax Returns”). The Prior Period Tax Returns will be prepared in a manner consistent with applicable law and Seller’s past practices. Seller will pay all Taxes shown to be due on such Prior Period Tax Returns and will be entitled to all refunds and overpayments of Taxes related to such Prior Period Tax Returns. Buyer will make available to Seller (and to Seller’s accountants, tax advisors and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by Seller to prepare the Prior Period Tax Returns. Neither Buyer nor following the Closing, any of the Acquired Companies, may amend any Tax Return for which Seller may have any liability including, but not limited to, for indemnification, without Seller’s prior written consent.

     Section 6.2 Post Closing Returns and Straddle Period Tax Returns.

     (a) Except as provided in Section 6.2(b), following the Closing, Buyer will cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies the due date for filing of which, determined taking into account extensions, is after the Closing Date. Buyer will prepare all Straddle Period Tax Returns in a manner consistent with Seller’s past practices.

     (b) With respect to Straddle Period Taxes only, Seller will reimburse Buyer for the portion of Taxes allocable to the Pre-Closing Period of the Straddle Period. Such reimbursement will be reduced by amounts paid or considered to have been paid by Seller or the Acquired Companies prior to Closing in respect of such Taxes, including amounts paid in respect of estimated Taxes and overpayments and credits relating to previous periods that may be applied in respect of such Taxes. With respect to such Taxes, if the amounts paid or considered to have been paid by Seller exceed the Tax allocable to the Pre-Closing Period of such Straddle Period, Buyer will pay such excess amount to Seller at the close of the Straddle Period relating to that Tax. Except as provided in the following sentence, Taxes for any Straddle Period allocable to the Pre-Closing Period will be the Tax liability determined on the basis of an interim closing of the books as of the close of business on the Closing Date. Real, personal and intangible property Taxes (“Property Taxes”) of the Acquired Companies for the Pre-Closing Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the Straddle Period.

     (c) Buyer will deliver to Seller, for its review and comment, a draft of each Straddle Period Tax Return at least thirty (30) days prior to the applicable filing deadline of such Straddle Period Tax Return, together with a proposed calculation of the Taxes allocable to the Pre-Closing Period of such Straddle Period. Such Straddle Period Tax Returns and proposed calculation will be binding on Seller, unless, within fifteen (15) days following receipt thereof, Seller delivers to Buyer written notice of any objection with respect to the calculation of Taxes for such Straddle Period Tax Return or the portion of such Taxes allocable to the Pre-Closing Period. If Buyer and Seller are unable to resolve any disputes with respect to such calculations within fourteen (14) days following delivery of Seller’s written notice of objection, such dispute will be submitted to the CPA Firm for resolution, which resolution will be final and binding upon the parties. The fees and expenses of the CPA Firm in connection with its review and resolution of the dispute will be allocated 50% to Buyer and 50% to Seller. If the CPA Firm is unable to make its determination with respect to any disputed item prior to the due date (including any extension thereof) for filing such Straddle Period Tax Return, then Buyer may treat such item, solely for purposes of filing the applicable Straddle Period Tax Return, as it determined in its sole discretion, and may cause the Straddle Period Tax Return to be filed; provided, however, that, in such case, the CPA Firm will make its determination with respect to the disputed items and the determination of the CPA Firm will control the rights of the parties under this Agreement.

     Section 6.3 Seller’s Indemnity for Tax Matters.

     (a) Following the Closing, except as otherwise provided in Section 6.3(c), Seller will indemnify and hold Buyer and the Acquired Companies and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Buyer Indemnitees”) harmless on an after-Tax basis from and against (i) all liability for Taxes of the Acquired Companies with respect to any Pre-Closing Period and the Pre-Closing Period of the Straddle Period which Taxes are shown to be due on Tax Returns for such periods or which result from an examination or audit conducted by a Taxing Authority, (ii) all liability (as a result of Treasury regulation section 1.1502-6(a), any analogous provision, or otherwise) for Taxes of any corporation which is or has ever been affiliated with an Acquired Company or with whom an Acquired Company otherwise joins, has ever joined, or is or has ever been required to join, in filing any consolidated, combined or unitary Tax Return prior to the Closing Date, and (iii) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.

     (b) The indemnification obligation of Seller with respect to Taxes is limited to the amount of cash actually disbursed by Buyer or the Acquired Companies following utilization, to the extent permitted, of any loss carryovers, credits or other attributes available for Tax purposes to the Acquired Companies (provided that for purposes of calculating the cash actually disbursed by Buyer or the Acquired Companies, the Parties shall disregard the impact of any items of loss, deductions or other Tax items of any Acquired Company (or any of their respective Affiliates, including Buyer) which are attributable to a Post-Closing Period).

     (c) The indemnification obligation of Seller does not include any amount which would not have arisen but for (i) any action taken by the Acquired Companies following the Closing Date or (ii) any action taken by Buyer following the Closing Date including, but not limited to, the amendment of any Tax Return (even if Seller has provided its prior written consent thereto).

     (d) Any indemnity payment to be made under this Section 6.3 shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including estimated Tax payments).

     Section 6.4 Certain Refunds. Following the Closing, Buyer will pay to Seller the amount of any refund, realized Tax credit or similar benefit available to or realized by, or with respect to, any of the Acquired Companies with respect to a Pre-Closing Period. Such amounts will be paid within five (5) Business Days after receipt or realization, whichever first occurs. Notwithstanding the foregoing, however, any such refund or credit shall be for the account of Buyer to the extent that such refunds, credits, or similar benefits are attributable to the carryback from a Post-Closing Period of items of loss, deductions or other Tax items of any Acquired Company (or any of their respective Affiliates, including Buyer). Any refund or credit of Taxes of an Acquired Company for any Post-Closing Period shall be for the account of Buyer. Any refund or credit of Taxes of an Acquired Company for any Straddle Period shall be equitably apportioned between Seller and Buyer. Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 6.4 to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other Tax liability. The control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 6.7.

     Section 6.5 Buyer’s Indemnity and other Obligations for Tax Matters.

     (a) Buyer will pay and indemnify and hold harmless Seller and its Affiliates from and against any Taxes of the Acquired Companies with respect to any Post-Closing Period which Taxes are shown to be due on Tax Returns for such periods or which result from an examination or audit conducted by a Taxing Authority and all liability for reasonable legal fees and expenses attributable to any Tax for which Buyer provides indemnification.

     (b) Buyer will pay and indemnify and hold harmless Seller and its Affiliates from and against any Tax to the extent the liability would not have arisen or would have been reduced or eliminated but for any act or transaction by Buyer or any of the Acquired Companies, in each case following the Closing, or but for any failure or omission by Buyer or any of the Acquired Companies, in each case following the Closing, to make a claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing relating to such Tax (including making a claim to any third party).

     (c) If Buyer or any of the Acquired Companies is entitled to recover from a Taxing Authority or any other person an amount for which indemnification has been provided and paid by Seller, Buyer shall pay Seller an amount equal to the lesser of the amount which Buyer or any of the Acquired Companies is entitled to recover or the amount for which indemnification has been provided and paid by Seller.

     (d) Any indemnity payment to be made under this Section 6.5 shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including estimated Tax payments).

     Section 6.6 Cooperation and Information. Seller and Buyer will provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding or dispute in respect of Taxes. Without limiting the generality of the foregoing, each of Buyer and Seller will use commercially reasonable efforts to cooperate with and assist the other party in minimizing its indemnification obligation hereunder with respect to Taxes. (For clarification, Buyer’s efforts will include causing the Acquired Companies to take such actions.) Each of the Seller and Buyer will make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

     Section 6.7 Notice.

     (a) Each party entitled to an indemnity payment pursuant to Section 6.3 or Section 6.5 hereof (a “Tax Indemnified Party”), agrees to give written notice to the indemnifying party (the “Tax Indemnitor”) of any written notice received by the Tax Indemnified Party or an Affiliate of such Tax Indemnified Party which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding (collectively, a “Tax Claim”) in respect of which indemnity may be sought (an “Indemnifiable Tax”) within 10 days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Tax Claim. The Tax Indemnified Party will give the Tax Indemnitor such information with respect to the Tax Claim as the Tax Indemnitor may reasonably request.

     (b) Control of Proceedings. Seller shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Acquired Companies for a Pre-Closing Period, and may make all decisions in connection with such Tax Claim, provided, however, that (A) Buyer and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and (B) Seller shall not settle any such Tax Claim without prior written consent of Buyer, which consent will not be unreasonably withheld. Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company or any Subsidiary for a Straddle Period, and neither party shall settle any such Tax Claim without the written consent of the other party. Buyer shall control all proceedings with respect to all other Tax Claims, unless such proceedings could result in an obligation of Seller to Buyer under Section 6.3, in which case (A) Seller and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and (B) Buyer shall not settle any such Tax Claim without prior written consent of Seller which consent will not be unreasonably withheld.

     Section 6.8 Disputes. If Buyer and Seller are unable to resolve any disputes arising under this Article VI, such dispute will be submitted to an independent and internationally recognized firm of independent public accountants mutually agreed upon by Seller and Buyer or, if they are unable to mutually agree within such thirty (30) day period, each will appoint one such firm and the two (2) selected firms will select the firm of independent public accountants (the “Tax Firm”) for resolution, which resolution will be final and binding upon the Parties. The fees and expenses of the Tax Firm in connection with its review and resolution of the dispute will be allocated 50% to Buyer and 50% to Seller. The Tax Firm may, but need not, be the same as the CPA Firm.

     Section 6.9 Effect of Payments. All indemnity payments pursuant to this Agreement will be treated for tax purposes as an adjustment to the Purchase Price.

     Section 6.10 Allocation of Purchase Price.

     (a) Buyer will complete a draft schedule (the “Allocation Schedule”) allocating the Purchase Price with respect to any Acquired Companies the acquisition of which is treated as an asset sale for federal income tax purposes among the acquired assets and will provide a copy to Seller within 120 days following the Closing Date.

     (b) Seller shall notify Buyer within 10 days after the receipt thereof if it considers the amount allocated to any assets to be inconsistent with section 1060 of the Code. Seller and Buyer shall attempt to resolve any disagreement in good faith. If Seller and Buyer fail to reach agreement as to an alternative allocation in the 10 days following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next Business Day to a nationally recognized independent accounting firm mutually chosen by Buyer and Seller, and if Buyer and Seller cannot agree, mutually chosen by their respective independent accounting firms, for a decision. The independent accounting firm’s decision shall be final and binding on all parties. Subject to Section 5.25, the fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Buyer and Seller.

     (c) Buyer and Seller shall file, and cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Allocation Schedule and shall take no position inconsistent therewith, unless, and then only to the extent, required to do so by a Final Determination. Buyer and Seller shall exchange completed and executed copies of Internal Revenue Service Forms 8023 and 8883, any required schedules thereto, and any similar state, local and foreign forms, not later than 30 days prior to the filing date.

ARTICLE VII

EMPLOYEE MATTERS

     Section 7.1 Employees.

     (a) The term “Business Employees” means the employees of the Acquired Companies as of the Effective Time including, but not limited to, those employees on leave of absence, layoff status, disability or medical leave or who otherwise have the right to return to employment under such Acquired Company’s policies or Law as of the Effective Time. At least two (2) weeks prior to the Closing Date, Seller will provide to Buyer a true and correct list of the Business Employees as of the date of the list, provided, however, that the list will be subject to change between the date of the list and the Closing Date.

     (b) Immediately following the Closing, Buyer will cause the Acquired Companies to continue to employ the Business Employees.

     (c) Prior to Closing, Seller and Sellers Affiliates will (i) transfer to one or more Acquired Companies those employees of Seller or a Seller Affiliate who are principally related to the Business but are not currently employed by an Acquired Company and (ii) cause the Acquired Companies to transfer to a Seller Affiliate those employees of the Acquired Companies who are not principally related to the Business. Any employees not transferred to an Acquired Company as of the Effective Time will not be considered a Business Employee.

     (d) The employment of each Business Employee or the continuation thereof, as applicable, shall be effective as of the Effective Time. Buyer shall provide (or shall cause to be provided) to each Business Employee until December 31, 2011 or such longer period as may be required by Law or contract, (i) employee compensation (including salary and bonus) and benefit plans, programs and policies (including, but not limited to, retirement, pension, savings, health, medical, dental, vision, retiree medical, life insurance, severance and disability plans, programs and policies) and fringe benefits that are substantially equivalent in the aggregate to, or the same as or greater than if required by Law or contract, those provided to such employee immediately prior to the Closing Date, including, but not limited to, the severance agreements and any other severance plans or programs applicable to the Business and (ii) terms and conditions of employment, job responsibility and location on substantially equivalent terms to, or the same as or greater than if required by Law or contract, those in effect immediately prior to the Closing Date. Buyer shall further provide benefit plans in accordance with Section 7.5 of this Agreement. Neither Buyer nor any Acquired Company shall be obligated to employ any Business Employee for any period of time and nothing herein shall limit the right of Buyer and the Acquired Companies to terminate the employment of any Business Employee at any time following the Effective Time.

     (e) Notwithstanding anything in this Article VII to the contrary, Seller will, prior to Closing, cause the Acquired Companies to transfer to Seller or a Seller Affiliate the following Liabilities (“Non-Business Employee Liabilities”);

     (i) sponsorship of and any and all Liabilities arising under or pursuant to the benefit plans listed in Section 7.1(e)(i) of the Seller Disclosure Letter (the “Seller Benefit Plans”);

     (ii) any and all Liabilities arising under, pursuant to or in connection with the ArvinMeritor UK Pension Scheme – LVS Section (Defined Benefit Plan) which is maintained, sponsored or administered by Seller or its Affiliates in the UK or for the benefit of current or former UK employees of Seller or its Affiliates;

     (iii) any and all Liabilities arising under, pursuant to or in connection with any pension scheme or arrangement for retirees of the Seller’s or its Affiliates’ light vehicle systems (LVS) Brussels facility which was previously closed;

     (iv) any and all Liabilities arising under, pursuant to or in connection with any German pension plan, scheme or arrangement (1) for current retirees of Seller or it Affiliates, and (2) for any other current and former employees whose employment with Seller or its Affiliates terminates prior to the Effective Time, provided however, that for clarification the foregoing does not include any Liabilities arising under, pursuant to or in connection with any German pension plan, scheme or arrangement for any Business Employees;

     (v) any and all Liabilities that arise or have arisen out of, or relate or are or were related to, any current or former employees of Seller or any of its Affiliates who are not current or former Business Employees or former employees of the Acquired Companies, whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Effective Time or in respect of any of their respective beneficiaries or dependents, including, but not limited to, any and all such Liabilities that have arisen or may arise under, pursuant to or in connection with the Foreign Benefit Plans or US Benefit Plans or any collective bargaining agreement or labor contract;

     (vi) any and all Liabilities for transaction-related success, retention and other bonuses, if any, payable or to be provided to any Business Employees or other current or former personnel of Seller or its Affiliates in connection with the transactions contemplated hereby which were agreed to by Seller or any of its Affiliates prior to the Effective Time; and

     (vii) any and all Liabilities for which Seller or any of its Affiliates is to be specifically responsible for under this Article VII.

     (f) Buyer shall be responsible for, or the Acquired Companies shall be and remain liable for (as between the Seller, on the one hand, and the Buyer and Acquired Companies, on the other hand), any and all Liabilities that arise or have arisen out of, or relate or are or were related to, the Business Employees or the former employees of the Acquired Companies, whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Effective Time or in respect of any of their respective beneficiaries or dependents except for Non-Business Employee Liabilities.

     Section 7.2 Severance and Other Benefits.

     (a) Buyer shall, or shall cause the Acquired Companies, to honor and fulfill in accordance with their respective terms as in effect as of the date hereof or as may be amended or terminated after the date hereof and prior to the Closing Date with the prior written consent of Buyer, the severance, separation and deferred compensation obligations of the Acquired Companies except to the extent any such payments or benefits constitute Non-Business Employee Liabilities.

     (b) Buyer shall, or shall cause the Acquired Companies, to give Business Employees service credit for all periods of employment to the Effective Time with Seller and any of its Affiliates or any predecessor employer (to the extent such credit was recognized by Seller or any of its Affiliates or any predecessor employer immediately prior to the Effective Time) for eligibility and vesting (but not benefit accrual purposes in the case of Non-Business Employee Liabilities) under all Buyer Benefit Plans; provided that such service need not be credited to the extent it would result in a duplication of benefits.

     Section 7.3 Welfare Plans. Seller shall assume from the Acquired Companies and be responsible for (i) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred prior to the Effective Time by Business Employees in the United States (“US Business Employees”), (ii) workers compensation benefits for claims that are incurred prior to the Effective Time by US Business Employees, and (iii) claims relating to “COBRA” coverage attributable to “qualifying events” occurring prior to the Effective Time with respect to US Business Employees and their beneficiaries and dependents. Buyer shall be responsible for, or the Acquired Companies shall be and remain liable for (as between the Seller, on the one hand, and the Buyer and Acquired Companies, on the other hand), (i) disability benefits and workers compensation benefits for US Business Employees for claims incurred on or after the Effective Time, and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring on or after the Effective Time with respect to US Business Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose, provided that claims relating to a hospital confinement that commences prior to the Effective Time but continues thereafter shall be treated as incurred prior to the Effective Time. A workers compensation claim shall be considered incurred when the claim is formally reported, and a death benefit claim shall be considered incurred when death occurs. A workers compensation claim shall be considered formally reported on the earlier of the date the US Business Employee has provided a written claim to the employer, or the date reflected in the US Business Employee’s personnel record on which the employee orally reported to the employer that he or she would be filing a workers compensation claim. A claim resulting in short-term or long-term disability benefits shall be considered incurred as of the date of the employee’s absence from work as a result of the injury or conditions giving rise to such claim, which absence is most proximate in terms of elapsed calendar days, to the date the claim is formally reported.

     Section 7.4 WARN. Buyer shall be solely responsible for any and all obligations and Liabilities in respect of the Business Employees arising under WARN if Buyer or any Acquired Company takes any action after the Closing Date which independently or in connection with any reduction in size of the Business’ workforce occurring within the 90 day period prior to the Closing Date could be construed as a “mass layoff” or “plant closing” (as defined in WARN), including any Liabilities imposed or incurred as a result of Buyer’s failure to give any requisite notice under the WARN, provided that Seller gives, at Buyer’s request, WARN notices (in a form acceptable to Buyer) prior to the Closing Date to employees of the Business with respect to whom Buyer requests such notices to be given.

     Section 7.5 Buyer’s Benefit Plans.

     (a) Buyer acknowledges that certain Acquired Companies do not maintain independent benefit plans that will continue as of or following the Effective Time. In such cases, Buyer shall use commercially reasonable efforts to establish or make available, as of the Effective Time, replacement employee benefit plans which shall provide retirement, pension, savings, health, medical, dental, vision, retiree medical, life insurance, severance and disability coverage (“Buyer’s Benefit Plans”) for the Business Employees in each case on terms and conditions substantially equivalent to the employee’s current terms and conditions of employment (except (i) in respect of Foreign Benefit Plans administered in the United Kingdom which are not contractual where the Buyer must instead comply with the requirements of the Pensions Act 2004 and the Welfare Reform and Pensions Act 1999 and any regulations made thereunder and make some provision for pension benefits post Closing Date and (ii) except in the case of any additional or greater rights that may be required by Law). Business Employees shall be given service credit under Buyer’s Benefit Plans in accordance with Section 7.2(b), including credit for service with Buyer or any of their Affiliates on or following the Effective Time but prior to the time such Business Employee becomes such a participant. Buyer shall also use commercially reasonable efforts to cause such service to also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations under Buyer’s group health plans. Furthermore, Business Employees shall be given credit for amounts paid under a corresponding employee benefit plan during the same period for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Buyer’s Benefit Plans.

     (b) Seller shall not be responsible for nor have any obligations or Liabilities with respect to Buyer’s Benefit Plans. Prior to the Closing Seller shall, or shall cause a Seller Affiliate (other than the Acquired Companies) to use commercially reasonable efforts to take all actions to ensure that the participation and liabilities in respect of all participants in Foreign Benefit Plans and US Benefit Plans (other than the Seller Benefit Plans or other benefit plans to be retained by Seller or a Seller Affiliate) and collective bargaining agreements who are not current or former employees of the Business (and their respective dependents and beneficiaries) are transferred to a plan that is not a Foreign Benefit Plan or US Benefit Plan or to a Seller or Seller Affiliate (other than the Acquired Companies) except to the extent limited by Law.

     Section 7.6 Compliance with Collective Bargaining Agreements. Nothing in this Article VII shall be construed to relieve or limit the Acquired Company’s obligations under the collective bargaining agreements or other labor contracts applicable to the Business Employees or under applicable Law, and, following the Effective Time, Buyer shall cause the Acquired Companies to comply with the terms as in effect as of the date hereof or as may be amended or terminated after the date hereof and prior to the Closing Date with the prior written consent of Buyer of all such collective bargaining agreements and labor contracts applicable to Business Employees.

     Section 7.7 Earned Allowances. From and after the Effective Time, Buyer shall satisfy, or shall cause the Acquired Companies to satisfy, all obligations (whether of a Seller, Seller Affiliate or Acquired Company) to all Business Employees for any unpaid wage, salary, bonus, vacation, holiday pay or paid absence allowances earned for periods of service prior to the Effective Time, excluding any Non-Business Employee Liabilities, and following the Effective Time, all such amounts shall be paid in accordance with Buyer’s or such Acquired Company’s normal payroll practices.

     Section 7.8 No Employee or Third-Party Rights. This Article VII is solely for the purpose of defining the obligations between Buyer (and following the Closing, the Acquired Companies) and Seller concerning the employees of the Business and the Business Employees, and shall in no way be construed as creating any (i) rights to employment, continued employment or benefits, or (ii) employment contract or other contract between Buyer, the Acquired Companies or Seller and any such employee. Without limiting the generality of Section 11.8, the provisions of this Article VII are solely for the benefit of the parties to this Agreement, and no current of former employee or other service provider of the Business, Seller or the Acquired Companies shall be regarded for any purpose as a third-party beneficiary of this Agreement.

ARTICLE VIII

CONDITIONS TO THE PURCHASE AND SALE

     Section 8.1 Conditions to the Obligations of Buyer. The obligation of Buyer at the Closing to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

     (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (without reference to any updated Seller Disclosure Schedule) (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date). Notwithstanding anything to the contrary contained in this Agreement, this Section 8.1(a) will be deemed to have been satisfied even if such representations and warranties are not true or correct in all material respects as of the Closing Date unless the failure of any of the representations or warranties to be so true and correct has had a Material Adverse Effect.

     (b) The covenants of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

     (c) Buyer shall have been furnished with (i) a certificate executed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions contained in Sections 8.1(a) and 8.1(b) have been fulfilled and (ii) the other documents and instruments required to be delivered by Seller pursuant to Section 2.5(b).

     (d) No order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Acquired Parent Shares illegal shall have been issued and be in effect.

     (e) The waiting periods required by applicable Competition Law, and any extensions of any such waiting periods obtained by request or other action of the applicable Governmental Authority, shall have expired or been waived or terminated.

     (f) The Pre-Closing Reorganization Transactions shall have been completed in all material respects.

     (g) There shall not have occurred any Material Adverse Effect since the date of the latest balance sheet included in the Financial Information.

     (h) Any approval by any works council of this Agreement or any of the transactions contemplated by this Agreement required by applicable Law, if any, shall have been received by Seller or the applicable Acquired Company.

     Section 8.2 Conditions to the Obligations of Seller. The obligation of Seller at the Closing to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

     (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date and (ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date).

     (b) The covenants of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

     (c) Seller shall have been furnished with (i) a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 8.2(a) and 8.2(b) have been fulfilled and (ii) the other documents and instruments required to be delivered by Buyer and Buyer Guarantor pursuant to Section 2.5(b).

     (d) No order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Acquired Parent Shares illegal shall have been issued and be in effect.

     (e) The waiting periods required by applicable Competition Law, and any extensions of any such waiting periods obtained by request or other action of the applicable Governmental Authority, shall have expired or been waived or terminated.

     (f) The Pre-Closing Reorganization Transactions shall have been completed in all material respects provided that this closing condition will be deemed to be satisfied if Seller is in ongoing breach of its covenant contained in Section 5.14(a).

     (g) Any approval by any works council of this Agreement or any of the transactions contemplated by this Agreement required by applicable Law, if any, shall have been received by Seller or the applicable Acquired Company.

ARTICLE IX

AMENDMENT AND WAIVER

     Section 9.1 Amendment and Modification. This Agreement may only be amended or modified in writing signed by Seller and Buyer.

     Section 9.2 Waiver. At any time prior to the Closing, Seller or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument executed by the Party granting such extension or waiver. No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, nor will any single or partial exercise any such right, power or privilege preclude any other or further exercise any such right, power or privilege or the exercise of any other right, power or privilege.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

     Section 10.1 Survival.

     (a) The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement will survive the Closing until the date that is twenty-four (24) months after the Closing; provided, however, that the representations and warranties contained in Sections 3.1, 3.2 and 3.11 and 4.1, 4.6 and 4.7 will survive the Closing without contractual limitation as to time, the representations and warranties contained in Sections 3.13 and 3.16 will survive the Closing until the date that is three (3) years after the Closing, and the representations and warranties contained in Section 3.17 will survive until the earlier of expiration of the statute of limitations applicable to the collection of the Taxes that are the subject of the representation or warranty or seven years after the Closing. The covenants contained in this Agreement which relate to the performance of obligations after the Closing will survive the Closing until the expiration of the applicable statute of limitations applicable to any claim of a breach. Without limiting the foregoing, claims under Section 10.2(b)(iii), (iv) and (v) will survive the Closing without limitation as to time and may be brought at any time until the last date possible under applicable Law.

     Section 10.2 Indemnification.

     (a) From and after the Closing Date and subject to this Section 10.2 and to Sections 10.1, 10.4 and 10.5, Seller agrees to indemnify and hold harmless Buyer, its controlled Affiliates and any of their directors, officers, managers, employees, members and stockholders (the “Buyer Parties”) against and in respect of any and all losses, claims, damages, liabilities, fines, reasonable costs and expenses, including reasonable legal fees and expenses (individually a “Loss” and collectively, the “Losses”), resulting or arising from (i) any breach by Seller of any of its representations and warranties set forth in Article III (without reference to any updated Seller Disclosure Letter), (ii) any breach by Seller of any of its covenants set forth in this Agreement, (iii) any Non-Business Employee Liability, (iv) any Recall Campaign to the extent relating to Pre-Closing Products but only to the extent the Loss associated with such Recall Campaign exceeds all accruals contained in the Closing Balance Sheet with respect to such Recall Campaign, (v) Seller causing an Acquired Company to assume Liabilities which are not related to the Business as part of a Pre-Closing Reorganization Transaction, but only to the extent such Liability is not related to the Business, (vi) any claim under applicable bankruptcy, fraudulent conveyance or transfer or similar Law or other Law that any of the transactions implemented as part of the Pre-Closing Reorganization Transactions are invalid or illegal or can be set aside or result in an award of damages, and (vii) any claim under the lawsuits, arbitrations and proceedings set forth in Section 3.7 of the Seller Disclosure Letter (the “Scheduled Litigation”) to the extent (A) first, the Loss associated with such claim exceeds any reserve or accrual specific to that particular Scheduled Litigation and (B) second (after deducting applicable reserves and accruals as described in (A)), the aggregate of Losses associated with all such claims under the Scheduled Litigation exceeds $1,000,000. Additionally, from and after the Closing Date and subject to this Section 10.2 and to Sections 10.1, 10.4, 10.5 and 10.8, Seller agrees to indemnify and hold harmless the Buyer Parties against and in respect of all costs reasonably incurred with respect to Response Actions taken to remedy the presence of Hazardous Substances first occurring on or emanating from the Business Real Property on the Closing Date in violation of applicable Environmental Law but only if and to the extent the condition requiring remediation (i) was described in any of the Environmental Reports or (ii) is described in a written notice provided by Buyer to Seller Guarantor not later than the three (3) year anniversary of the Closing Date specifying the nature of the violation of Environmental Law, the Hazardous Substances that require remediation, the location of the Hazardous Substance requiring remediation, and all material evidence in the possession of Buyer that such condition existed on the Closing Date (a general notice lacking such specificity shall not constitute the required notice).

     (b) From and after the Closing Date and subject to this Section 10.2 and to Section 10.1 and 10.5, Buyer agrees to indemnify and hold harmless each of the Seller Parties against and in respect of any and all Losses resulting or arising from (i) any breach by Buyer of any of its representations and warranties set forth in Article IV, (ii) any breach by Buyer of any of its covenants set forth in this Agreement, (iii) any Liability or obligation of Buyer or an Acquired Company under Article VII, (iv) any claim under the Scheduled Litigation except to the extent Seller is obligated to indemnify to Buyer Parties as provided in Section 10.2(a)(vii) above, and (v) any claim under applicable bankruptcy, fraudulent conveyance or transfer or similar Law or other Law allegedly arising from actions taken by Buyer or an Acquired Company after the Closing Date.

     (c) Any payments pursuant to this Article X will be treated as an adjustment to the Purchase Price.

     (d) Any claims in respect of breaches by Seller of the representations and warranties contained in Section 3.16 will be brought pursuant to Section 10.2(a) except in any case to the extent that a Response Action is required to be conducted at any Facility in connection therewith, in which case such claim will be brought pursuant to Section 10.8 and not Section 10.2(a).

     (e) No claim may be brought under Section 10.2 or 10.8 unless written notice of the claim, setting forth the factual basis for the claim in reasonable detail and amount of the claim to the extent then known, is given to the Indemnifying Party prior to the expiration of any applicable survival period under Section 10.1(a).

     (f) Any claims for Taxes will be exclusively governed by and brought pursuant to Article VI other than pursuant to Section 10.2(a) in respect of breaches by Seller of the representations and warranties contained in Section 3.17 (which will not be in duplication of any indemnification under Article VI).

     Section 10.3 Method of Asserting Claims, Etc. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party will promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder, except, and solely, to the extent such failure has prejudiced the Indemnifying Party. The Indemnifying Party will have ninety (90) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it acknowledges in writing its liability to the Indemnified Party in respect of such claim or demand and desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand will be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand will be a liability of, and will be paid by, the Indemnifying Party, subject to the limitations set forth in this Article X. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party will have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party will not settle a claim or demand without the consent of the Indemnifying Party, which will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnifying Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) will be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article X. To the extent the Indemnifying Party will control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and will permit them to consult with the employees and counsel of the Indemnified Party. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement will state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim.

     Section 10.4 Indemnification Amounts. Seller will not have liability under Section 10.2(a)(i) until the aggregate amount of Buyer’s Losses attributable to indemnification claims for which a Claim Notice was properly delivered to Seller pursuant to Section 10.3 exceeds $750,000 (the “Deductible Amount”), in which case Buyer Parties will be entitled to Losses attributable to indemnification claims in an aggregate amount up to $15,000,000 (the “Cap Amount”); provided, however, that Seller will be liable only for the amount by which all Losses (up to the Cap Amount) exceed the Deductible Amount; provided, further, that no individual claim for payment of a Loss may be made under Section 10.2(a) unless such claim is an amount of $25,000 or greater (excluding costs and expenses including attorneys fees included in the claim) (the “Individual Claim Threshold”). The foregoing limitations will not apply to any indemnification claims relating to Seller’s breach of any of the representations and warranties contained in Sections 3.1, 3.2 or 3.11, provided that the aggregate amount of all claims under Section 10.2(a)(i) shall in no event exceed an aggregate amount equal the Base Amount minus the Note Amount plus an amount equal to the principal amount of the Note actually paid by Buyer to Seller.

     Section 10.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Sections 10.2 or 10.8 will be net of (a) any amounts paid to the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party or any insurance or other sources of reimbursement (a “Collateral Source”), and (b) accruals or reserves (or overstatement of liabilities in respect of actual liability) for the item resulting in such Loss included in the Final Closing Balance Sheet. In addition, the Indemnifying Party will have no liability in respect of any such Loss (i) to the extent the Loss arises or is incurred as a result of the passing of, or a change in, any Law or administrative practice of a Governmental Authority, (ii) if the Loss would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or consent of the Indemnified Party before Closing or (iii) if the Loss would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Closing by the Indemnified Party or any of the Indemnified Party’s respective directors, employees or agents or successors other than in the ordinary course of the Business as carried on at the Closing Date. The Parties will take and will cause their controlled Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise to a Loss, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Sections 10.2 or 10.8 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article X, the Indemnified Party will repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article X had such determination been made at the time of such payment.

     Section 10.6 Sole Remedy/Waiver. In the event the Closing occurs, and except for intentional misrepresentation and equitable remedies expressly provided for in this Agreement, the Parties acknowledge and agree that the rights and remedies explicitly provided for in this Article X or in the Ancillary Agreements will be the Parties’ sole and exclusive rights and remedies with respect to the subject matter of this Agreement or the Ancillary Agreements. No amount will be recoverable under this Agreement by any Seller Party or Buyer Party to the extent such Seller Party or Buyer Party has recovered on a claim or received indemnification for such Loss under any Ancillary Agreement. In furtherance of the foregoing, the Parties waive and release (and agree to cause their respective controlled Affiliates to waive and release), to the fullest extent permitted by Law, any and all other rights, claims and causes of action (including rights of rescission and rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any Seller Affiliate, or Buyer or any of its Affiliates, as the case may be in respect of the subject matter of this Agreement and the Ancillary Agreements. The Indemnified Party is not entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same Loss or liability. For greater certainty, there will be no limitation on any rights or remedies available to a Party under this Agreement or otherwise available in law or equity in the event the Closing does not occur as a result of a failure of the other Party to perform any of its covenants in this Agreement or any breach by such other Party of its obligation to consummate the transactions contemplated by this Agreement, in each case whether or not this Agreement is terminated as provided in Section 11.1.

     Section 10.7 No Special Damages. Except as otherwise expressly provided by the last sentence of Section 10.6, the last sentence of Section 11.2 and the last sentence of Section 11.17, no Indemnifying Party will be liable to or otherwise responsible to any Indemnified Party for any Special Damages that arise out of or relate to this Agreement or the performance or breach of this Agreement or any Liability retained or assumed as contemplated by this Agreement other than damages paid to an unaffiliated third party claimant.

     Section 10.8 Response Actions for Releases of Hazardous Substances.

     (a) After the Closing Date, in the event there is any investigation, remediation or other response or compliance action pertaining to the Release of Hazardous Substances in connection with the Business with respect to which a claim for indemnification may be made pursuant to Section 10.2 (“Response Action”), if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party pursuant to Section 10.2(a) with respect to the Response Action, the Indemnifying Party may choose whether to perform the Response Action or pay for performance by the Indemnified Party. The Party performing the Response Action will be referred to as the “Performing Party.”

     (b) The Performing Party will use its commercially reasonable efforts to avoid or minimize any damage to real or personal property or harm to any Persons, and to minimize any interference with or disruption of the other Party’s operations and business. All required Response Actions will be diligently and expeditiously performed and will be performed in compliance in all material respects with applicable Environmental Laws. The other Party will reasonably cooperate with the Performing Party including providing reasonable access to perform necessary Response Actions, entering environmental land use restrictions and recording and maintaining institutional and engineering controls.

     (c) The Performing Party will select an environmental consultant who is reasonably satisfactory to the other Party.

     (d) All Response Actions will meet the Appropriate Remediation Standard. The “Appropriate Remediation Standard” means the least stringent measures that are reasonably necessary in light of all facts and circumstances in order to satisfy all requirements under applicable Environmental Laws or imposed by the Environmental Authority with jurisdiction over the Response Action consistent with the use of the property at the Closing.

     (e) The Performing Party will (i) consult with and obtain the approval of the other Party (which approval will not unreasonably be withheld) prior to implementing any Response Action, (ii) notify the other Party prior to commencing, performing or completing any Response Actions, (iii) keep the other Party reasonably informed of the progress of any Response Actions and provide copies of any final response, remediation, investigation or sampling plans and the results of sampling and analysis required to be submitted to any Governmental Authority or third party with respect to the Response Actions, (iv) provide the other Party an opportunity to obtain splits, at the other Party’s cost and expense, of any samples obtained in the course of conducting Response Actions.

     (f) Neither Party will be responsible or liable to the other under the indemnities provided in Article X or otherwise for any Losses (including the cost and expenses associated with any Response Action) incurred to achieve remediation standards in excess of the Appropriate Remediation Standards, or Response Actions not required under applicable Environmental Laws or by any Governmental Authority or required as a result of Non-Required Testing. “Non-Required Testing” means any and all environmental sampling, testing and analyses of the ambient or indoor air, soils, groundwater, surface waters, interior of any building or building components that is not reasonably necessary to comply with applicable Environmental Laws or the requirements of any Governmental Authority to meet an Appropriate Remediation Standard.

     (g) In no event will Seller or any Seller Affiliate be responsible for any Response Action required as a consequence of a Release, threat of Release or any other occurrence after the Closing Date or any exacerbation of any environmental condition on or after the Closing Date.

     (h) In the event of a conflict between this Section 10.8 and the other Sections in Article X, this Section 10.8 will control.

     Section 10.9 No Set-Off. Neither Buyer nor Seller will have any right to set-off any Losses (including indemnification obligations under Sections 10.2 and 10.8) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

ARTICLE XI

MISCELLANEOUS

     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

     (a) by written agreement of Buyer and Seller;

     (b) by Seller or Buyer, by written notice of such termination to the other, if the Closing does not occur by December 31, 2010 (“Closing Deadline”); provided that the Closing Deadline shall be automatically extended by up to three successive one-month periods if any waiting periods required by applicable Competition Law, and any extensions of any such waiting periods obtained by request or other action of the applicable Governmental Authority, shall not have expired or been waived or terminated; provided that a Party may not terminate this Agreement under this Section 11.1(b) if the reason the Closing does not occur by such date is or has been contributed to by the failure of such Party (or any of its controlled Affiliates) to fulfill any of its or their obligations under this Agreement;

     (c) by Seller or Buyer, by written notice of such termination to the other, if any court or Governmental Authority of competent jurisdiction issues a statute, rule, regulation, order, decree or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and any such statute, rule, regulation, order, decree or injunction or other action becomes final and nonappealable; or

     (d) by Seller, by written notice of such termination to Buyer, in the event Buyer has not deposited the full Deposit Amount with the Escrow Agent by the Escrow Deposit Deadline.

     Section 11.2 Effect of Termination.

     (a) In the event that the Closing does not occur due to any breach of this Agreement by Buyer (including a failure by Buyer to deliver the Buyer Guaranty at the Closing) or this Agreement is properly terminated by either Party as a result of the conditions specified in either Section 8.1(d) (but only if the order, decree or judgment referred to therein pertains to competition or antitrust Laws) or Section 8.1(e) not being satisfied as of the Closing Deadline, Seller Guarantor will be entitled to the Deposit Amount from the Escrow Agent. In the event that this Agreement is properly terminated for any other reason, or for any other reason the Closing does not occur by the Closing Deadline, Buyer will be entitled to the return of the Deposit Amount from the Escrow Agent. Seller Guarantor and Buyer shall be entitled to deliver to Escrow Agent and the other Party written instructions (“Written Direction”) to disburse the Deposit Amount (together with any accrued interest or proceeds thereof) in accordance with this Section 11.2. Any Written Direction must be given contemporaneously to the Escrow Agent and the other Party. If a Party submits a Written Direction (“Requesting Party”), Escrow Agent will, within two (2) Business Days of receipt, deliver to the Requesting Party the Deposit Amount in immediately available funds by wire transfer to an account as designated herein or otherwise by the Requesting Party in writing, unless Escrow Agent and the Requesting Party each receives written notice of the other Party’s objection to such distribution within two (2) Business Days of the receipt by Escrow Agent and the other Party of the Requesting Party’s Written Direction (in which case Escrow Agent shall conduct itself in accordance with Section 5(b) of the Deposit Escrow Agreement). Escrow Agent will disburse the Deposit Amount only in accordance with this Section 11.2 or otherwise pursuant to joint written instructions executed by both Buyer and Seller Guarantor. The payment of the Deposit Amount to Seller Guarantor shall constitute liquidated damages for any failure by Buyer to consummate the transactions contemplated by this Agreement and, conditioned on receipt of such payment by Seller Guarantor, Seller shall have no further recourse against Buyer therefor. The Parties acknowledge that the Deposit Amount constitutes a reasonable estimate of damages that Seller would suffer in the event of such failure by Buyer to consummate such transactions and is not intended to be punitive.

     (b) In the event of the termination of this Agreement in accordance with Section 11.1, and subject to Section 11.2(a) and the further provisions of this Section 11.2(b), this Agreement will thereafter become void and have no effect, and no Party will have any liability to the other Party or its Affiliates, directors, officers or employees, except for the obligations of the Parties contained in this Section 11.2 and in Sections 11.3, 11.4, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14, 11.15, 11.16, 11.17, 11.18, 11.19, 11.20, 11.21, and 11.22, and except for any willful breach of any representation or warranty or any willful failure to perform any covenant set forth in this Agreement prior to such termination. For greater certainty, there will be no limitation on any rights or remedies available to a Party under this Agreement or otherwise available in law or equity in the event the Closing does not occur as a result of a failure of the other Party to perform any of its covenants in this Agreement or any breach by such other Party of its obligation to consummate the transactions contemplated by this Agreement, in each case whether or not this Agreement is terminated as provided in Section 11.1, and each such rights and remedies will be in addition to any rights of the Party to the Deposit Amount.

     Section 11.3 Non-Solicitation or Hiring of Management Employees. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, for a period of three (3) years after the termination of this Agreement, Buyer will not, and will cause its Affiliates to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of Seller or its Affiliates) any employee of Seller or any of its Affiliates as of the date the Agreement is terminated pursuant to Section 11.1 who is Grade 14 or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Buyer or any of its Affiliates not specifically targeted at any such employee that results in hiring of an employee of Seller or any of its Affiliates or (ii) Buyer or any of its Affiliates from hiring any such employee who has not been employed by Seller or any of its Affiliates during the six months preceding the date of hire.

     Section 11.4 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer will upon request from Seller promptly return to Seller all books, records and documents (including all copies, if any, thereof) furnished by Seller, any of the Acquired Companies or any of the JV Companies, or any of their respective agents, employees, or representatives, and will not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except as may be compelled by applicable law or legal process after giving Seller reasonable opportunity to seek and obtain a protective order.

     Section 11.5 Collection of Business Excluded Assets. If, following the Closing, Buyer or an Acquired Company receives a payment that is the property of Seller or any Seller Affiliate, Buyer will, or will cause the Acquired Company to, promptly pay such amount to Seller or its designee. If, following the Closing, Seller or a Seller Affiliate receives a payment that is the property of an Acquired Company, Seller will, or will cause the Seller Affiliate to, promptly pay such amount to the Acquired Company or its designee.

     Section 11.6 Expenses. Unless otherwise indicated in this Agreement, the Parties will bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated by this Agreement, including filing fees.

     Section 11.7 Assignment. Except as provided in this Section 11.7, no Party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law, sale of substantially all the assets of a Party, or otherwise. Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to an Affiliate of Buyer and Seller may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to a wholly owned Affiliate; provided, however, that in such event, (a) the assignee must join in this Agreement as Buyer or Seller, as applicable, by a joiner instrument reasonably acceptable to the non-assigning party, (b) the assigning party will remain fully liable for the fulfillment of all its obligations and liabilities under this Agreement notwithstanding any such assignment or delegation and (c) in the case Buyer is the assigning party, Buyer will remain primarily obligated for its obligations hereunder. Buyer may also assign its rights under this Agreement to a lender providing debt financing for the Acquired Companies provided that Buyer first gives written notice to Seller of Buyer’s intention to do so including the identity and contact informant of the lender. Any attempted assignment or delegation in contravention of this Section 11.7 will be null and void.

     Section 11.8 Entire Agreement; No Third Party Rights. Except as otherwise contemplated in this Agreement, this Agreement (along with the Seller Disclosure Letter and the Buyer Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior and contemporaneous representations, warranties, agreements and understandings, written and oral, among the Parties, with respect to the subject matter of this Agreement and the Ancillary Agreements, excluding the Confidentiality Agreement; and (b) are not intended to confer upon any Person other than the Parties (and with respect to the rights under Sections 10.2(a) and 10.2(b) only, the Buyer Parties and Seller Parties, respectively and in the case of rights under Section 5.23, the D&O Indemnified Parties) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions of this Agreement) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the Parties acknowledge and agree that the terms of this Agreement will supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement will define the rights and obligations of the Parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

     Section 11.9 Disclosure Letters.

     (a) Seller shall be permitted to update the Seller Disclosure Letter at any time prior to the Closing Date.

     (b) Certain information in the Seller Disclosure Letter may not be required to be disclosed pursuant to this Agreement. Any such information is included by the applicable Party solely for informational purposes, and the inclusion of such information will not be deemed to enlarge, enhance or diminish any of the representations or warranties of Seller in this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any matter in any section of the Seller Disclosure Letter will be deemed to be an inclusion for each representation and warranty to which it is reasonably apparent that it relates, but inclusion in the Seller Disclosure Letter will expressly not be deemed to constitute an admission by Seller or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. Any capitalized and undefined term used in any section to the Seller Disclosure Letter has the same meaning assigned to such term in this Agreement.

     Section 11.10 Counterparts. This Agreement and any amendments to this Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same instrument. Any signature page delivered by a fax machine or by e-mail in portable document format will be binding to the same extent as an original signature page. Any Party who delivers such a signature page agrees to later deliver an original counterpart to a Party which requests it.

     Section 11.11 Section Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not in any, way affect the meaning or interpretation of this Agreement.

     Section 11.12 Notices. All notices under this Agreement will be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the Parties at the following addresses (or a such other addresses as will be specified by like notice:

(a)	if to Seller or Seller Guarantor, to:

Meritor France and Arvin Meritor, Inc 2135 West Maple Road Troy, Michigan 48084 Attention: General Counsel Facsimile: (248) 435-8354

(b)	if to Buyer or an Acquired Company (after the Effective Time), to:

81 Acquisition LLC
c/o The Renco Group, Inc.
One Rockefeller Plaza
29th Floor
New York, NY 10020
Attention: Roger Fay
Facsimile: (212) 541-6197

With a copy to:

Inteva Products, LLC
1401 Crooks Road
Troy, Michigan 48084
Attention: General Counsel
Facsimile: (248) 655-8903

With a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Mike Ryan
Facsimile: (212) 504-6666

Any notice given by personal service or mail will be effective when received or when delivery is refused. Any notice given by facsimile transmission will be effective when the appropriate facsimile transmission acknowledgment is received.

     Section 11.13 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York, and excluding the United Nations Convention on the International Sale of Goods. Seller and Buyer each agree and consent to be subject to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan of The City of New York and waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated by this Agreement other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES THAT NONE OF THE OTHER PARTIES OR ANY OF SUCH OTHER PARTY’S REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

     Section 11.14 Illegality. If any provision contained in this Agreement is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

     Section 11.15 Public Announcements. Buyer and Seller agree to issue press releases with respect to the execution and delivery of this Agreement and the transactions contemplated by this Agreement, which press releases will be substantially in the form of the drafts previously approved by both Parties on the date of this Agreement. Seller and Buyer will agree on the time and manner of distribution of the press release, and neither Party will make the press release public prior to such time. For a period of three (3) months following the Closing Date, Buyer and Seller agree (a) not to make any formal public written announcements, press releases or statements to the media, financial community or customers or suppliers of the Business with respect to the Business or the terms of the transactions contemplated by this Agreement without the prior consent of the other Party, which consent will not be unreasonably withheld, and (b) to consult with each other regarding any other proposed written public announcements or statements with respect to this Agreement and the transactions contemplated by this Agreement to the extent practicable; provided, however, that the Parties may make any such announcements or statements which such Party has been advised by counsel may be required by applicable law, rule or regulation (including stock exchange regulations) or, in the case of clause (ii), where such consultation is impracticable under the circumstances.

     Section 11.16 Specific Performance. The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms of this Agreement and that each Party will be entitled to specific performance of the terms of this Agreement.

     Section 11.17 No Recovery of Special Damages. Notwithstanding anything to the contrary contained in this Agreement or otherwise, whether or not the Closing occurs, no Party will have any right or remedy to recover Special Damages from any other Party or any of its Affiliates, under this Agreement or any of the Ancillary Agreements or relating to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, under any theory whatsoever (including of contract, tort, strict liability or a statutory cause of action, or otherwise), even if the Party has been advised of the possibility of such damages, and each Party on behalf of itself and its Affiliates irrevocably waives any right it may have to claim or recover any such damages from any other Party or any of its Affiliates. This Section 11.17 will not apply to any rights or remedies available to a Party under this Agreement or otherwise available in law or equity in the event the Closing will not occur as a result of a failure of the other Party to perform any of its covenants in this Agreement or any breach by such other Party of its obligation to consummate the transactions contemplated by this Agreement, in each case whether or not this Agreement is terminated as provided in Section 11.1.

     Section 11.18 Attorney Client Privilege. Buyer and the Acquired Companies on the one hand, and the Seller on the other hand, will not seek to have any of the attorneys which represented any of them disqualified from representing any of them in connection with any dispute that may arise between any of them in connection with this Agreement, any Ancillary Agreement or any of the transactions or other documents contemplated by this Agreement or by the Ancillary Agreements. Nothing contained in this Section 11.18 will constitute a waiver of attorney client privilege by any such Person with respect to services provided by any such attorneys prior to the Closing. In connection with any dispute that may arise between Seller and Buyer, Seller and not Buyer nor any Acquired Company will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between any of the Acquired Companies and any such attorneys that occurred before the Effective Time.

     Section 11.19 No Recourse. Notwithstanding anything in this Agreement, any Ancillary Agreement or any other document, agreement or instrument contemplated by this Agreement or Ancillary Agreement to the contrary, the obligations of a Party under this Agreement and under any Ancillary Agreement will be without recourse to any director, officer, stockholder, member, partner, Affiliate of the Party or their respective directors, officers, stockholders, employees, agents, stockholders, members or partners.

     Section 11.20 Buyer to Cause Acquired Companies to Comply with this Agreement. From and after the Closing, Buyer will cause each of the Acquired Companies to comply with this Agreement.

     Section 11.21 Seller Guaranty.

     (a) Seller Guarantor unconditionally and irrevocably guarantees (“Seller Guaranty”) to Buyer and each Buyer Party on demand the prompt payment and/or performance of each and all obligations, agreements, indebtedness, payments, indemnifications and other Liabilities of Seller of any kind or character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise under or by virtue of this Agreement or the transactions contemplated by this Agreement. Seller Guarantor agrees that this Guaranty is an absolute, continuing, irrevocable and unconditional guaranty of payment and performance and is not a guaranty of collection.

     (b) Seller Guarantor irrevocably waives, for the benefit of Buyer and each Buyer Party: (a) any right to require any Buyer or Buyer as a condition of payment or performance by Seller Guarantor, to proceed against Seller or any other guarantor or to pursue any other rights or remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties; provided, however, that, for greater certainty, the foregoing waivers will not affect, restrict, or impair in any manner whatsoever any defense available to Seller Guarantor or Buyer to any claim made by any third party. Seller Guarantor acknowledges and agrees that Buyer is relying on this Seller Guaranty in entering into this Agreement. Seller Guarantor irrevocably waives acceptance of this Seller Guaranty, presentment, demand or action on delinquency, protest and, to the fullest extent permitted by Law, any notice not expressly provided for in this Section 11.21. The obligations of Seller Guarantor under this Seller Guaranty will not be released, discharged or otherwise affected by any (i) change in the corporate, partnership or other existence, structure or ownership of Seller, (ii) insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller, or any of Seller’s assets or any resulting release or discharge of any obligation of Seller; or (iii) termination, cessation, or exit of any plant, facility or line of business by Seller (irrespective of any defenses to performance and/or payment that Seller may have in regard thereto).

     Section 11.22 Buyer Guaranty.

          Buyer shall cause the Buyer Guarantor to deliver to Seller at the Closing a customary written guaranty in form reasonably satisfactory to Seller Guarantor and Buyer Guarantor containing Buyer Guarantor’s unconditional and irrevocable guarantee to Seller and each Seller Party, on demand, of the prompt payment and/or performance of each and all obligations payments, and other Liabilities of Buyer under the Note and with respect to Buyer’s obligations under Section 5.29 of this Agreement (“Buyer Guaranty”). Buyer agrees, and shall cause Buyer Guarantor to agree, that the Buyer Guaranty will be an absolute, continuing, irrevocable and unconditional guaranty of payment and performance and not a guaranty of collection and that it will include, amongst other customary terms, various representations, warranties and waivers by Buyer Guarantor.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties as of the date first above written.

SELLER:
MERITOR FRANCE
By:	/s/ John A. Crable
Name: John A. Crable
Title: Managing Director
SELLER GUARANTOR:
ARVINMERITOR, INC.
By:	/s/ Mary A. Lehmann
Name: Mary A. Lehmann
Title: Senior Vice President, Strategic Initiatives
BUYER:
81 ACQUISITION LLC
By:	/s/ Ari Rennert
Name: Ari Rennert
Title: President